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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Dun & Bradstreet Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Wednesday, May 2, 2007, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey.

The Notice of Annual Meeting and Proxy Statement accompanying this letter more fully describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2006 is also attached.

Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person, shareholders of record have the option of voting by telephone, via the Internet, or by completing, dating, signing and mailing the enclosed proxy card promptly in the return envelope provided. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options are available to you.

On behalf of our Board of Directors, thank you for your continued support of D&B.

Sincerely,

Steven W. Alesio

Chairman and Chief Executive Officer

Notice of 2007 Annual Meeting of Shareholders

The 2007 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Wednesday, May 2, 2007, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey. The purpose of the meeting is to:

1.	Elect three Class I directors for a three-year term;

2.	Ratify the appointment of our independent registered public accounting firm;

3.	Approve an amendment to the Non-employee Directors’ Stock Incentive Plan, as amended; and

4.	Transact such other business as may properly come before the meeting. We know of no other business to be brought before the meeting at this time.

Only shareholders of record at the close of business on March 12, 2007, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Jeffrey S. Hurwitz

Senior Vice President, General Counsel and Corporate Secretary

Dated: March 26, 2007

i

ii

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of The Dun & Bradstreet Corporation is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 2, 2007. These proxy materials are being mailed to shareholders beginning on or about March 26, 2007. Our principal executive offices are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and our main telephone number is 973-921-5500. D&B is listed on the New York Stock Exchange with the ticker symbol DNB.

Annual Meeting Admission

You will need an admission ticket to enter the Annual Meeting. For shareholders of record, an admission ticket is attached to the proxy card sent to you. If your shares are held in the name of a bank, broker or other holder of record (in “street name”) and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership, such as a bank or brokerage account statement, to our Corporate Secretary at the address noted above. Shareholders who do not have admission tickets for the Annual Meeting will be admitted at the door following verification of ownership as of the record date and at our discretion.

Who Can Vote

Only shareholders of record at the close of business on March 12, 2007 are eligible to vote at the meeting. As of the close of business on that date, there were 59,458,536 shares of our common stock outstanding.

List of Shareholders

The names of registered shareholders of record entitled to vote at the meeting will be available for inspection at the Annual Meeting and, for ten days prior to the meeting, at the office of our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

How to Vote

In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting by telephone or the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from telephone companies and Internet service providers, which must be borne by the shareholder.

Specific voting instructions are set forth below and can also be found on the enclosed proxy card. If you vote on the Internet or by telephone, you do not need to return your proxy card.

Registered Shareholders

Vote by Telephone.    Registered shareholders can vote by calling toll-free at 800-690-6903. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote on the Internet.    Registered shareholders can vote on the Internet at the website www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

Vote by Mail.    Registered shareholders can vote by mail by simply indicating your response on your proxy card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to The Dun & Bradstreet Corporation, c/o Automatic Data Processing, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Beneficial Holders

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Revocation of Proxies

A shareholder of record can revoke a proxy at any time before the vote is taken at the Annual Meeting by sending written notice of the revocation to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions. A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this Proxy Statement. If any other proposals are properly brought before the meeting and submitted to a vote, all proxies will be voted on those other proposals in accordance with the judgment of the persons voting the proxies.

Voting Shares in the D&B Plans

You will receive only one proxy card for all of the D&B shares you hold in your name in the Employee Stock Purchase Plan, or ESPP, and in the D&B Common Stock Fund of the 401(k) plan or the Moody’s Corporation Profit Participation Plan, collectively referred to as the PPP. If you are a current or former employee who currently has shares in the ESPP or PPP, you are entitled to give voting instructions for the shares held in your account. Your proxy card will serve as a voting instruction card for the plans’ trustees.

For the PPP, if you do not vote your shares or specify your voting instructions on your proxy card, the plan’s trustee will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of the PPP, except as otherwise required by law. For the ESPP, the plan’s trustee will only submit voting instructions for the shares for which voting instructions have been received. To allow sufficient time for voting by the trustees of the plans, your voting instructions must be received by the applicable trustee by April 27, 2007.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.

If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact ADP by calling toll-free at 800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of future Proxy Statements and Annual Reports, please contact ADP as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Proxy Solicitation

Our directors, officers and employees may solicit proxies on our behalf by communicating with shareholders personally or by telephone, facsimile, e-mail or mail. We have also retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $6,000 plus expenses. We will pay all expenses related to such solicitations of proxies. D&B and Morrow & Co. will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

Quorum and Voting Requirements

Our bylaws provide that a majority of the shares issued, outstanding and entitled to vote, whether present in person or represented by proxy, constitute a quorum at meetings of shareholders. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the NYSE to vote shares without instructions from beneficial owners on routine matters, including each of Proposals No. 1, 2 and 3 discussed below.

Election of directors (Proposal No. 1) shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting (e.g., the director nominees receiving the greatest number of votes will be elected). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Thus, shares present at the meeting that are not voted for a particular nominee and shares present by proxy for which the shareholder properly withholds authority to vote for such nominees, will not be counted towards such nominee’s achievement of a plurality.

Ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) shall be determined by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the matter. Thus, shares present at the meeting that are not voted for ratification of the appointment of the independent registered public accounting firm and shares present by proxy for which the shareholder abstains from voting for such ratification, will not be counted towards such ratification’s achievement of a majority.

Approval of an amendment to the Non-employee Directors’ Stock Incentive Plan (Proposal No. 3) shall be determined by the majority of the votes cast on the matter, provided that a majority of the outstanding shares on March 12, 2007 actually cast votes on the matter. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes are considered present but not cast at the meeting for such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Shareholder Account Maintenance

Our transfer agent is Computershare Trust Company, N.A. All communications concerning accounts of registered shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of our common stock and similar issues, can be handled by calling Computershare’s toll-free number, 877-498-8861 (foreign holders dial 781-575-2725; hearing-impaired holders dial 781-575-2692), or by fax at 781-575-3605. In addition, you can access your account at Computershare’s website www.computershare.com.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of ten members, all of which are independent except for our Chairman and CEO, Steven W. Alesio. The objective of our Board of Directors is to conduct our business activities so as to enhance shareholder value. Our Board of Directors believes that good corporate governance practices support successful business performance and thus the creation of shareholder value. To institutionalize the Board’s view of governance, our Board has adopted Corporate Governance Principles. These principles, which were last updated in December 2006, cover Board composition and performance (e.g., director independence, qualifications of directors, outside directorships and committee service, selection of director nominees, director orientation and continuing education), the relationship of the Board with senior management (e.g., attendance of non-directors at Board meetings and Board access to senior leadership), Board meetings, Board committee and management review.

The Board has three standing committees: the Audit Committee, the Board Affairs Committee and the Compensation & Benefits Committee. Each Board committee has its own charter setting forth its purpose and responsibilities, including those required by the NYSE listing standards. Each of the committees and their charters are described in more detail below.

Our Corporate Governance Principles and the charters of our Audit Committee, Board Affairs Committee and Compensation & Benefits Committee are available in the Investors section of our website (www.dnb.com) and are also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Independence of the Board and Committees

Our Corporate Governance Principles require that at least two-thirds of the Board meet the criteria for independence established by the NYSE and other applicable laws.

For a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with us (either directly or indirectly, such as a partner, shareholder or officer of an organization that has a relationship with us). Our Corporate Governance Principles set forth categorical standards to assist the Board in determining what constitutes a material relationship with us. Generally, under these categorical standards, the following relationships are deemed not to be material:

•	the director is the beneficial owner of less than five percent of our outstanding equity interests;

•

the director is an officer or other employee of an entity, or his or her immediate family member is an executive officer (as defined in Section 303A.02 of the NYSE listing standards) of an entity, that in either case has received payments from us for property or services or that has made payments to us for property or services and the amount of such payments in each of the last three fiscal years is less than the greater of $1 million, or 2%, of the entity’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v));

•

the director is a director or officer of an entity that is indebted to us, or to which we are indebted, and the total amount of indebtedness is less than 2% of the total consolidated assets of such entity as of the end of the previous fiscal year;

•

the director, or any entity in which the director is an equity owner, director, officer or other employee, has obtained products or services from us on terms generally available to our customers for such products or services; or

•

the director is an officer, trustee, director or is otherwise affiliated with a tax-exempt organization and we made, within the preceding three fiscal years, contributions in any fiscal year that were less than the greater of $1 million, or 2%, of the tax-exempt organization’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v)), based upon the tax-exempt organization’s latest publicly available information.

The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship. Also, in determining the independence of our directors, the Board considers the tenure of each director.

After considering all relevant facts and circumstances, our Board has determined that each of its members, except Steven W. Alesio, our Chairman and CEO, is independent under the NYSE listing standards and other applicable laws. It has also determined that each member of the Audit Committee, the Board Affairs Committee and the Compensation & Benefits Committee is independent under the NYSE listing standards and other applicable laws.

Board Meetings

Our Board held nine meetings in 2006, with no director attending fewer than 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which he or she served.

The Chairman of the Board drafts the agenda for each Board meeting and distributes it to the Board in advance of each meeting. Each Board member is encouraged to suggest items for inclusion on the agenda.

Information and data that are important to the Board’s understanding of the business and of scheduled agenda items are distributed sufficiently in advance of each Board meeting to give the directors a reasonable opportunity for review. Generally, directors receive Board materials no less than three days in advance of a meeting.

Our non-management directors meet in regularly scheduled executive sessions without members of management. Michael R. Quinlan serves as presiding director. His responsibilities in this role include presiding over executive sessions of the Board. Mr. Quinlan also performs such other responsibilities as the Board may from time to time delegate to him to assist the Board in performing its responsibilities. The non-management directors held eight executive sessions of the Board in 2006.

Committees and Meetings

The table below provides the current membership information and number of meetings for each of the Audit Committee, Board Affairs Committee and Compensation & Benefits Committee.

Name	Audit	Board Affairs	Compensation & Benefits
John W. Alden (1)		X*	X
Christopher J. Coughlin	X
James N. Fernandez	X	X
Ronald L. Kuehn, Jr. (2)	X		X
Victor A. Pelson	X*		X
Sandra E. Peterson		X	X
Michael R. Quinlan (3)		X	X*
Naomi O. Seligman	X	X
Michael J. Winkler		X	X

Committee Meetings held in 2006	5	3	5

*	Committee Chair
(1)	Mr. Alden was appointed Chair of the Board Affairs Committee effective August 1, 2006.
(2)	Mr. Kuehn served as Chair of the Compensation & Benefits Committee until August 1, 2006.
(3)	Mr. Quinlan was appointed Chair of the Compensation & Benefits Committee effective August 1, 2006. Prior to then, he served as Chair of the Board Affairs Committee.

The Audit Committee.    Under the terms of its Charter, the Audit Committee’s primary function is to appoint annually the independent registered public accounting firm and to assist the Board in the oversight of: (1) the integrity of our financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, and (4) our compliance with legal and regulatory requirements. A full statement of the Audit Committee’s responsibilities is set forth in its charter. The Report of the Audit Committee can be found under the “Audit Committee Information” section of this Proxy Statement.

Our Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards.

Our Board has also determined that Christopher J. Coughlin and James N. Fernandez each qualify as an “audit committee financial expert” as that term has been defined by the rules of the SEC and have “accounting or related financial management expertise” within the meaning of NYSE listing standards.

The Board Affairs Committee.    Under the terms of its Charter, the Board Affairs Committee’s primary responsibilities include: (1) identifying individuals qualified to become Board members, (2) recommending candidates to fill Board vacancies and newly created director positions, (3) recommending whether incumbent directors should be nominated for reelection to the Board upon expiration of their terms, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Board and our employees, and (5) overseeing the evaluation of the Board.

In accordance with our Corporate Governance Principles and the Board Affairs Committee Charter, the Board Affairs Committee oversees the entire process of selection and nomination of Board nominees, including screening candidates for directorships in accordance with the Board-approved criteria described below. The Committee, with input from the Chairman of the Board, will identify individuals believed to be qualified to become Board members. The Committee solicits candidates from its current directors and, if deemed appropriate, retains for a fee, a third-party search firm to identify and help evaluate candidates. The Committee will recommend candidates to the Board to fill new or vacant positions based on such factors as it deems appropriate, including independence, professional experience, personal character, diversity, outside commitments (e.g., service on other Boards) and particular areas of expertise—all in the context of the needs of the Board.

The Board Affairs Committee will also consider nominees recommended by our shareholders. Any shareholder wishing to propose a nominee for consideration by the Board Affairs Committee may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in our Bylaws and summarized under the “Shareholder Proposals for the 2008 Annual Meeting” section of this Proxy Statement. The Committee uses the same criteria described above to evaluate nominees recommended by our shareholders.

No individuals were proposed for nomination by any shareholders in connection with this Proxy Statement or the 2007 Annual Meeting of Shareholders.

The Compensation & Benefits Committee.    Under the terms of its Charter, the primary function of the Compensation & Benefits Committee, or C&BC, is to discharge the Board’s responsibilities relating to compensation of our Chairman and CEO and our other executive officers. Among other things, the C&BC: (1) evaluates the CEO’s performance and reviews with the CEO the performance of other executive officers; (2) establishes and administers our policies, programs and procedures for compensating our executive officers; (3) has oversight responsibility for the administration of our employee benefits plans; and (4) oversees the evaluation of management. The C&BC may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable plans (including employee benefits plans subject to ERISA), laws or regulations (including NYSE listing standards), to any other body, individual or management. The C&BC may also delegate to our Chairman and CEO the authority to make limited grants under our equity-based incentive compensation plans to non-executive officers. A detailed description of our processes and procedures for the determination of compensation for our executive officers and directors, including the role of the C&BC, our independent compensation consultant and our Chairman and CEO in determining or recommending the amount or form of compensation, is included in the “Compensation Discussion & Analysis” section of this Proxy Statement.

The C&BC has retained the services of an independent third-party compensation consultant, Hewitt Associates. The mandate of the consultant is to work for the C&BC in connection with its review of executive and director compensation practices, including the competitiveness of executive pay levels, executive incentive design issues, market trends in executive compensation, and technical considerations. The nature and scope of services rendered by Hewitt Associates on the C&BC’s behalf is described below:

•

Competitive market pay analyses for executive positions, including Total Compensation Measurement™ services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends in executive and non-employee director compensation;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting executive compensation and benefit programs;

•	Assistance with the redesign of executive compensation or benefit programs, as needed; and

•	Preparation for and attendance at selected management, C&BC, or Board meetings.

The C&BC did not direct Hewitt Associates to perform the above services in any particular manner or under any particular method. The C&BC evaluates the consultant periodically and has the final authority to hire and terminate the consultant.

Communications with the Board and Audit Committee

We have a process in place that permits shareholders and other interested persons to communicate with our Board of Directors through its presiding director, Michael R. Quinlan, and the Audit Committee through its chair, Victor A. Pelson. To report complaints about our accounting, internal accounting controls or auditing matters, shareholders and other interested persons should write to the D&B Audit Committee Chair, care of our third party compliance vendor, at: Listen Up Reports, Post Office Box 274, Highland Park, Illinois 60035. To report all other concerns to the non-management directors, shareholders and other interested persons should write to the Presiding Director of the D&B Board, care of Listen Up Reports at the address noted above. Communications that are not specifically addressed will be provided to the presiding director of our Board. Concerns can be reported anonymously by not including a name and/or contact information, or confidentially by marking the envelope containing the communication as “Confidential.” Copies of all communications will be simultaneously provided to our compliance officer unless marked “Confidential.” These instructions can also be found in the Corporate Governance information maintained in the Investors section of our website (www.dnb.com).

Attendance at Annual Meetings

In accordance with our policy, directors are expected to attend our Annual Meeting of Shareholders. One director did not attend the 2006 Annual Meeting due to a conflicting engagement. All directors are expected to attend the 2007 Annual Meeting.

Service on Multiple Audit Committees

Our Corporate Governance Principles prohibit our Audit Committee members from serving as members of more than two other public company audit committees without the Board’s approval. Any determination by the Board approving of service on more than two other public company audit committees will be disclosed in our annual Proxy Statement. No Audit Committee member currently serves on more than one other audit committee of a public company.

Transactions with Related Persons

There are no reportable transactions pursuant to this requirement.

Procedures for Approval of Related Persons Transactions

Our Board of Directors recognizes that related persons transactions present a heightened risk of conflicts of interest and therefore has adopted a written policy to be followed in connection with all related persons transactions involving D&B.

Under this policy, the Board has delegated to the Board Affairs Committee the responsibility for reviewing certain related persons transactions in excess of $120,000, in which the related person may have a direct or indirect interest. The Board has empowered our General Counsel to review all related persons transactions in excess of $120,000. Our General Counsel will refer to the Board Affairs Committee those transactions in which the related person may have a direct or indirect material interest. For purposes of this policy, a transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

In approving related persons transactions, the Board Affairs Committee shall determine whether each related persons transaction referred to the Committee was the product of fair dealing and whether it was fair to D&B.

Under this policy, we remind our directors and executive officers of their obligation to inform us of any related persons transaction and any proposed related persons transaction. In addition, we review our records and inquire of our directors and executive officers to identify any person who may be considered a related person. Using this information, we search our books and records for any related persons transactions that involved amounts, individually or in the aggregate, that exceeded $120,000.

Promoters and Control Persons

There are no reportable transactions pursuant to this requirement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation & Benefits Committee are, or have been, an employee or officer of D&B. During fiscal year 2006, no member of the Compensation & Benefits Committee had any relationship with D&B requiring disclosure under Item 404 of Regulation S-K, the SEC rule regarding disclosure of related persons transactions. During fiscal year 2006, none of our executive officers served on the compensation committee or equivalent or board of directors of another entity whose executive officer(s) served on our Compensation & Benefits Committee or Board.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer and principal accounting officer) and have posted the Code of Conduct in the Investors section of our website (www.dnb.com). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to our chief executive officer, chief financial officer and principal accounting officer by posting this information on our website.

Our Code of Conduct is also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

COMPENSATION OF DIRECTORS

Overview of Non-employee Director Compensation

Our non-employee directors’ total compensation program consisted of both cash and equity-based compensation awards as follows:

•	Annual cash retainer of $50,000;

•	Additional annual cash retainer to each committee chairperson of $15,000;

•

Annual equity retainer grant of restricted stock units with a value of approximately $60,000 (based on the mean of the high and low trading prices of our common stock on the date of grant) which vest in full on the third anniversary of the date of grant and are payable in shares of our common stock upon vesting; and

•	Annual stock option grant with a value of approximately $60,000 based on a modified Black-Scholes methodology, which vests in full on the first anniversary of the date of grant.

All cash compensation is payable in semi-annual installments on the first business day in March and July of each year. No separate fees are paid for attendance at Board or Committee meetings.

In addition, non-employee directors may elect to convert all or a portion of their annual cash retainer and/or committee chairperson retainer into our non-employee directors’ deferred compensation plan. Pursuant to the plan, directors who defer their cash retainers into our common stock fund will receive a 10% premium payment credited to their account under the stock fund. This premium vests in three years provided that the director does not transfer the underlying deferred amounts out of the stock fund prior to vesting.

As part of joining the Board, each new non-employee director receives a one-time stock option grant with a grant value of approximately $35,000 upon his or her appointment to the Board. These stock options vest in full one year from the date of grant.

In 2006, the aggregate compensation paid to each of our non-employee directors was approximately $170,000, and each non-employee director who served as a committee chairperson received an additional $15,000 in compensation. Approximately 65% – 70% of the total compensation for each director was paid in the form of equity-based compensation. We believe that this ratio ensures that the interests of directors are aligned with those of our shareholders and underscores the Board’s commitment that its non-employee directors have a significant stake in the success of D&B.

Non-employee directors are also provided with the following benefits: reimbursement for reasonable company-related travel, director continuing education and other expenses; travel accident insurance when traveling on company business; personal liability insurance; and participation in our charitable matching gift program up to $4,000 per calendar year.

Only non-employee directors receive compensation for serving on the Board. Directors who are also employees receive no additional compensation for their service.

External Benchmarking

A review of our non-employee directors’ compensation program was conducted by our independent third-party compensation consultant, Hewitt Associates, retained by the Compensation & Benefits Committee, or C&BC. The review was completed to ensure that the non-employee directors’ compensation program was competitive with current market practice and trends, was consistent with the principles of good governance, and was aligned with the interests of shareholders. As a result of that review, and based on the C&BC’s recommendation, the Board determined that in 2007 no changes would be made to the total compensation program for non-employee directors.

Stock Ownership Guidelines

Non-employee directors are required to hold no less than 50% of all shares and restricted stock units obtained through the non-employee director compensation program throughout their tenure as directors of D&B, including net shares acquired upon the exercise of stock options. The establishment of these guidelines is another component of our efforts to align the interests of directors and shareholders.

Non-employee Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors in 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(6)	Option Awards ($)(2)(4)(6)	All Other Compensation ($)(5)	Total ($)
John W. Alden	56,236	59,947	58,943	0	175,126
Christopher J. Coughlin	50,000	59,947	58,943	7,500	176,390
James N. Fernandez	50,000	59,947	58,943	5,000	173,890
Ronald L. Kuehn, Jr.	65,000	59,947	58,943	6,500	190,390
Victor A. Pelson	65,000	59,947	58,943	10,500	194,390
Sandra E. Peterson	50,000	59,947	58,943	5,000	173,890
Michael R. Quinlan	65,000	59,947	58,943	6,500	190,390
Naomi O. Seligman	50,000	59,947	58,943	0	168,890
Michael J. Winkler	50,000	59,947	57,571	5,000	172,518

(1)	In addition to the $50,000 annual cash retainer, the following non-employee directors received fees for serving as Committee chairpersons: Mr. Alden—$6,236 (pro rata amount for serving as Chair of the Board Affairs Committee for five months); Mr. Kuehn—$15,000 (for serving as Chair of the Compensation & Benefits Committee for five months; Mr. Kuehn received the full year fee since he acted to facilitate the transition to Mr. Quinlan); Mr. Pelson—$15,000 (for serving as Chair of the Audit Committee); Mr. Quinlan—$15,000 (for serving as Chair of the Board Affairs Committee for seven months and Chair of the Compensation & Benefits Committee for five months).

(2)	Amounts shown represent the dollar amount of compensation cost recognized over the requisite service period (2006) as described in SFAS No. 123R. For more information about our adoption of SFAS No. 123R and information on how we value stock-based awards (including all assumptions made in such valuation), refer to our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, Notes to Consolidated Financial Statements, Note 11. Employee Stock Plans.

(3)	During 2006, each non-employee director received the following stock award grants: 410 restricted stock units, or RSUs, granted on March 1, 2006 and 430 RSUs granted on July 3, 2006. Per SFAS No.123R, the per share grant date fair value is equal to the mean of the high and low trading prices of D&B stock on the NYSE as of the date of grant. On March 1, 2006, the per share grant date fair value was $73.170 and on July 3, 2006 the per share grant date fair value was $69.645. Therefore, the total full fair value for RSUs granted to each non-employee director in 2006 was $59,947. These RSUs vest in full on the third anniversary of the date of grant or at the director’s termination of service, whichever is earlier.

(4)

On February 9, 2006, 2,330 stock options were granted to each of the non-employee directors with an exercise price of $71.275, which was equal to the fair market value of our common stock on that date (i.e., the mean of the high and low trading prices). The timing of the stock option grants was consistent with our practice since 2003 to have annual grants of stock options to directors reviewed by the C&BC and approved by the Board at the first meeting of the year and to set the grant date associated with the options as five business days after our annual earnings release. The stock options vest in full on the first anniversary of the date of grant. Options not yet vested terminate upon the director’s termination of service, except that if the director terminates by reason of disability or retirement before the first anniversary, a pro rata portion of such options vest. The stock options expire on February 9, 2016.

Per SFAS No.123R, the grant date full fair value of each option grant is $52,926 and is based on the Black-Scholes option valuation model, which makes the following assumptions: an expected stock-price volatility factor of 23%; a risk-free rate of return of 4.53%; a dividend yield of 0.0%; and a weighted average exercise date of 5.5 years. These assumptions may or may not be fulfilled. The grant date full fair value cannot be considered a prediction of future value. In addition, the options gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(5)	All non-employee directors, other than Mr. Alden and Ms. Seligman, elected to defer all or a portion of their cash retainers into the D&B common stock fund through the non-employee directors’ deferred compensation plan. The directors received a 10% premium on such deferred amounts. The 10% premium is credited as additional deferrals under the D&B common stock fund and vests on the third anniversary of the deferral provided that none of the related deferred amounts are removed from the fund prior to this time. For the non-employee directors who elected to defer amounts into the D&B common stock fund, the 10% premium was: Mr. Coughlin—$3,500; Messrs. Fernandez and Winkler—$5,000 each; Ms. Peterson—$5,000; and Messrs. Kuehn, Pelson and Quinlan—$6,500 each.

In addition, amounts shown for Messrs. Coughlin and Pelson include charitable awards of $4,000 each made pursuant to the D&B Foundation Matching Gifts program available to all of our employees and non-employee directors.

(6)	As of December 31, 2006, the aggregate number of stock awards (including units held in the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan, legacy deferred performance shares, and legacy phantom stock) and stock options outstanding for each non-employee director was as follows:

Equity Awards Outstanding as of December 31, 2006

Non-employee Director	Stock Awards (#)	Option Awards (#)
John W. Alden	4,154	18,584
Christopher J. Coughlin	3,326	6,649
James N. Fernandez	3,556	6,649
Ronald L. Kuehn, Jr.	17,530	30,163
Victor A. Pelson	12,784	30,163
Sandra E. Peterson	4,920	18,535
Michael R. Quinlan	16,398	30,163
Naomi O. Seligman	5,781	22,948
Michael J. Winkler	3,079	3,870

Excluded from the table above are stock awards and stock options that certain non-employee directors hold in Moody’s Corporation as a result of the Moody’s spin-off in 2000. These Moody’s stock awards and stock options are contingent on the non-employee director’s service on our Board.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of the SEC regulations and the NYSE listing standards. The Audit Committee selects our independent registered public accounting firm. Management has the primary responsibility for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and auditing management’s assessment of the effectiveness of internal control over financial reporting. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm in the course of performing its oversight role.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the firms’ independence.

The Audit Committee met with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee

Victor A. Pelson, Chairman

Christopher J. Coughlin

James N. Fernandez

Ronald L. Kuehn, Jr.

Naomi O. Seligman

February 23, 2007

Audit Committee Pre-Approval Policy

In 2003, the Audit Committee of the Board of Directors adopted the D&B Audit Committee Pre-Approval Policy. In accordance with this policy, the independent registered public accounting firm may not provide certain prohibited services. In addition, the Audit Committee must pre-approve the engagement terms and fees, and any changes to those terms and fees, of all audit and non-audit services performed by PricewaterhouseCoopers LLP. All pre-approval requests submitted to the Audit Committee are required to be accompanied by backup documentation and a view from PricewaterhouseCoopers LLP and our chief financial officer that the services will not impair the independent registered public accounting firm’s independence. The policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate its authority to one or more of its members, subject to an overall annual limit. Pre-approvals by the delegated member or members must be reported to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31,
	2006	2005
	(In thousands)
Audit Fees (1)	$5,066	$5,200
Audit Related Fees (2)	147	153
Tax Fees (3)	154	334
All Other Fees	—	—

Total Fees	$5,367	$5,687

(1)	Consists primarily of professional fees for services provided in connection with the audit of our financial statements, review of our quarterly financial statements, the audit of the effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings. In addition, the 2006 and 2005 amounts include $238,000 and $400,000 of increased fees related to the completion of the 2005 and 2004 audits, respectively.

(2)	Consists primarily of fees for audit of our employee benefit plans and services in connection with the review of certain compensation-related disclosures in our Proxy Statement.

(3)	Consists primarily of foreign tax planning and tax structuring and assistance in the preparation and review of our foreign income tax returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

Upon recommendation of the Board Affairs Committee, the Board of Directors has nominated John W. Alden, Christopher J. Coughlin and Victor A. Pelson for election as Class I Directors at the 2007 Annual Meeting for a three-year term expiring at the 2010 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS.

Nominees for Election as Directors with Terms Expiring at the 2010 Annual Meeting

John W. Alden

Retired Vice Chairman

United Parcel Service, Inc.

John W. Alden, age 65, has served as a director of D&B since December 2002, and is Chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Alden served with United Parcel Service, Inc. (UPS), the largest express package carrier in the world, for 35 years, serving on UPS’s board of directors from 1988 to 2000. His most recent role was as vice chairman of the board of UPS from 1996 until his retirement in 2000. Mr. Alden is also a director of the following public companies: Arkansas Best Corporation, Barnes Group, Inc. and Silgan Holdings, Inc.

Christopher J. Coughlin

Executive Vice President and Chief Financial Officer

Tyco International Ltd.

Christopher J. Coughlin, age 54, has served as a director of D&B since December 2004, and is a member of the Audit Committee. Mr. Coughlin has served as executive vice president and chief financial officer of Tyco International Ltd., a global, diversified company that provides vital products and services in four business segments (Fire & Security, Electronics, Healthcare and Engineered Products & Services) since March 2005. Previously, he served at The Interpublic Group of Companies, Inc. as executive vice president and chief operating officer from June 2003 to December 2004, as chief financial officer from August 2003 to June 2004, and as a director from July 2003 to July 2004. Prior to that, Mr. Coughlin served as executive vice president and chief financial officer of Pharmacia Corporation from 1998 to 2003. Mr. Coughlin does not serve on the board of any public companies other than D&B.

Victor A. Pelson

Senior Advisor

UBS Securities LLC

Victor A. Pelson, age 69, has served as a director of D&B since April 1999, and is chairman of the Audit Committee and a member of the Compensation & Benefits Committee. Mr. Pelson has served as senior advisor for UBS Securities LLC, an investment banking firm, and its predecessors since 1996. He was a director and senior advisor of Dillon Read at its merger in 1997 with SBC Warburg. Prior to that, Mr. Pelson was associated with AT&T from 1959 to 1996. At the time of his retirement from AT&T, Mr. Pelson was chairman of global operations and a member of the board of directors. Mr. Pelson is also a director of the following public companies: Eaton Corporation and United Parcel Service, Inc.

Directors with Terms Expiring at the 2009 Annual Meeting

James N. Fernandez

Executive Vice President and Chief Financial Officer

Tiffany & Company

James N. Fernandez, age 51, has served as a director of D&B since December 2004, and is a member of the Audit Committee and Board Affairs Committee. Mr. Fernandez has served with Tiffany & Co., a specialty retailer, designer, manufacturer and distributor of fine jewelry, timepieces, sterling silverware, china, crystal, stationery, fragrances and accessories, since October 1983. He has held numerous positions with Tiffany & Co., the most recent of which is executive vice president and chief financial officer since January 1998, with responsibility for accounting, treasury, investor relations, information technology, financial planning, business development and diamond operations, and overall responsibility for distribution, manufacturing, customer service and security. Mr. Fernandez does not serve on the board of any public companies other than D&B.

Sandra E. Peterson

Executive Vice President & President, Diabetes Care

Bayer HealthCare LLC

Sandra E. Peterson, age 48, has served as a director of D&B since September 2002, and is a member of the Board Affairs Committee and Compensation & Benefits Committee. Ms. Peterson has served as executive vice president and president, Diabetes Care of Bayer HealthCare LLC, a researcher, developer, manufacturer and marketer of products for diabetes disease prevention, diagnosis and treatment, since May 2005. Ms. Peterson previously served as group president of government for Medco Health Solutions, Inc. (formerly Merck-Medco) from September 2003 until February 2004, senior vice president of Medco’s health businesses from April 2001 through August 2003 and senior vice president of marketing for Merck-Medco Managed Care LLC from January 1999 to March 2001. Ms. Peterson does not serve on the board of any public companies other than D&B.

Michael R. Quinlan

Chairman Emeritus

McDonald’s Corporation

Michael R. Quinlan, age 62, has served as a director of D&B since 1989, and is Chairman of the Compensation & Benefits Committee and a member of the Board Affairs Committee. Mr. Quinlan is also the presiding director for the regularly scheduled executive sessions of non-management directors. Mr. Quinlan served as a director of McDonald’s Corporation, a global food service retailer, from 1979 until his retirement in 2002. He was the chairman of the board of directors of McDonald’s from March 1990 to May 1999 and chief executive officer from March 1987 through July 1998. Mr. Quinlan is also a director of the following public company: Warren Resources, Inc.

Directors with Terms Expiring at the 2008 Annual Meeting

Steven W. Alesio

Chairman and Chief Executive Officer

The Dun & Bradstreet Corporation

Steven W. Alesio, age 52, has served as our chairman of the board since May 30, 2005, as our chief executive officer since January 2005, and was named to our board of directors in May 2002. He also served as chief operating officer from May 2002 to December 2004, and as president from May 2002 to February 2007. Mr. Alesio previously served as our senior vice president of global marketing, strategy implementation, E-Business Solutions™ and Asia-Pacific/Latin America from July 2001 to April 2002, with additional leadership responsibility for data and operations from February 2001 to April 2002, and as senior vice president of marketing, technology, communications and strategy implementation from January 2001 to June 2001. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as president and general manager of the business services group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to December 2000. Mr. Alesio does not serve on the board of any public companies other than D&B.

Ronald L. Kuehn, Jr.

Chairman of the Board

El Paso Corporation

Ronald L. Kuehn, Jr., age 71, has served as a director of D&B since 1996, and is member of the Audit Committee and the Compensation & Benefits Committee. Mr. Kuehn was appointed as chairman of the board of El Paso Corporation, a diversified energy company, in March 2003, and also served as El Paso’s chief executive officer from March 2003 to September 2003. He previously served as chairman of the board of directors of El Paso from the time of its merger with Sonat Inc. in October 1999 until December 2000. Prior to that, Mr. Kuehn was chairman, president and chief executive officer of Sonat Inc. from 1986 through October 1999. In addition to serving on the board of El Paso, Mr. Kuehn is also a director of the following public companies: Regions Financial and Praxair, Inc.

Naomi O. Seligman

Senior Partner

Ostriker von Simson, Inc.

Naomi O. Seligman, age 68, has served as a director of D&B since June 1999, and is a member of the Audit Committee and Board Affairs Committee. Since June 1999, Ms. Seligman has been a senior partner at Ostriker von Simson, Inc. and co-partner of the CIO Strategy Exchange, a private forum for discussion and research which facilitates a dialogue between the chief information officers of large multinational corporations, premier venture capitalists, and computer industry establishment chief executive officers. Previously, Ms. Seligman was a senior partner of the Research Board, Inc., which she co-founded in 1977 and led until June 1999. Ms. Seligman is also a director of the following public companies: Akamai Technologies, Inc., Oracle Corporation and Sun Microsystems, Inc.

Michael J. Winkler

Retired Executive Vice President, Customer Solutions Group and Chief Marketing Officer

Hewlett-Packard Company

Michael J. Winkler, age 61, has served as a director of D&B since March 2005, and is a member of the Board Affairs Committee and the Compensation & Benefits Committee. Mr. Winkler served at Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from May 2002 to July 2005, most recently as executive vice president and chief marketing officer of Hewlett-Packard. Prior to that, Mr. Winkler was executive vice president for HP Worldwide Operations from May 2002 to November 2003, and served as executive vice president, Global Business Units for Compaq Computer Corporation from June 2000 to May 2002. He also served as senior vice president and general manager of Compaq’s Commercial Personal Computing Group from February 1998 to June 2000. Mr. Winkler is also a director of the following public company: Banta Corporation.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2007. Although shareholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of D&B and our shareholders.

PricewaterhouseCoopers acted as our independent registered public accounting firm for the 2006 fiscal year. In addition to its audit of our consolidated financial statements, PricewaterhouseCoopers also performed statutory audits required by certain international jurisdictions, audited the financial statements of our various benefit plans, and performed certain non-audit services. Fees for these services are described under the “Fees Paid to Independent Registered Public Accounting Firm” section of this Proxy Statement.

A representative of PricewaterhouseCoopers is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE NON-EMPLOYEE DIRECTORS’ STOCK

INCENTIVE PLAN

The Board of Directors is seeking shareholder approval for an amendment to the 2000 Dun & Bradstreet Corporation Non-employee Directors’ Stock Incentive Plan, or DSIP, authorizing an additional 400,000 shares of our common stock for issuance therein. The DSIP, which provides for grants of stock options and “other stock-based awards” to our non-employee directors, is an important part of our compensation program for non-employee directors. This program is more fully described in this Proxy Statement.

The Board believes that approval of the amended DSIP has an important benefit to shareholders in that it aligns the interests of non-employee directors directly and on an on-going basis with shareholders. By amending the DSIP, the Board can continue to award equity-based compensation to non-employee directors in the form of stock options and restricted stock units and to provide non-employee directors with the opportunity to convert the cash portion of their retainers into additional equity, such as restricted stock units.

The purpose of the proposed amendment to the DSIP is to allow for the continued granting of stock options and “other stock-based awards.” Under the DSIP, “other stock-based awards” are awards such as restricted share units that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of shares of our common stock. As noted above and further described below, the ability to issue these types of awards is fundamental to implementing the Board’s compensation principle of aligning the interests of non-employee directors with those of shareholders through equity-based compensation that balances stock options with restricted stock units.

Currently a maximum aggregate of 300,000 shares of our common stock is authorized for grants under the DSIP. As of February 28, 2007, there were only 2,413 total shares of common stock remaining available for issuance under the DSIP. Since the Moody’s spin-off in 2000, we have been able to utilize shares from the original authorization and we have not requested additional shares for six years. The limited number of available shares would preclude the Board from implementing the equity-based component of the non-employee directors’ compensation program in 2007. In 2006, the aggregate compensation paid to each of our non-employee directors was approximately $170,000, and each non-employee director who served as a committee chairperson received an additional $15,000 in compensation. Of that total, about 65-70% is paid in the form of equity-based compensation (an equal mix of stock options and restricted stock units). However, if shareholders do not approve the amendment to the DSIP, we will not be able to pay such equity-based compensation in 2007 and we would have to consider alternative forms of compensation, such as cash or cash units.

The Board believes that the overall emphasis on equity-based compensation including the balance between stock options and restricted stock units are in line with trends in non-employee director compensation and good governance practices and appropriately align the interests of our non-employee directors with those of our shareholders. To underscore the importance of alignment between shareholder interests and non-employee director compensation, non-employee directors are required to hold 50% of all equity awarded to them under the DSIP during their term of service. Through this ownership requirement, our non-employee directors demonstrate their commitment to the success of D&B.

The following summary of the DSIP is subject to the complete terms of the amended plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Eligible Participants. Any director of D&B who is not an employee of D&B or any subsidiary of D&B as of the date that an award is granted is eligible to participate in the DSIP.

Shares Subject to Plan. The total number of shares which may be issued under the DSIP is 300,000. This represents the original authorization as approved by shareholders in 2001. As of February 28, 2007, only 2,413 shares remain available for issuance under the DSIP. Therefore, the Board is seeking shareholder approval for an additional authorization of 400,000 shares. The issuance of stock options will reduce the total number of shares available under the DSIP on a one-for-one basis and the issuance of other awards, such as RSUs, will reduce the total number of shares available under the DSIP by 2.6 shares.

Administration. The DSIP is administered by the Board of Directors, which may delegate its duties and powers in whole or in part to any subcommittee. The Board of Directors has the authority to interpret the DSIP, establish, amend and rescind any rules and regulations relating to the plan, and make any other determinations that it deems necessary or desirable for the administration of the plan.

Types of Awards. Stock options or other stock-based awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares may be awarded under the DSIP.

Stock Options. Options granted under the plan will be non-qualified stock options for federal income tax purposes and will be subject to the following terms and conditions:

Option Price. The option price will be determined by the Board of Directors, but will not be less than 100% of the arithmetic mean of the high and low trade prices of the common stock on the date the option is granted.

Exercisability. Options will be exercisable at such time and upon such terms and conditions as may be determined by the Board of Directors, but in no event shall an option be exercisable more than ten years after the date it is granted.

Payment of Option Price. The purchase price for the shares as to which an option is exercised will be paid to D&B in full at the time of exercise in cash, in shares having a fair market value equal to the aggregate option price for the shares being purchased, or in a combination of cash and shares.

Termination of Service by Death. If a participant’s service with D&B terminates by reason of death after the first anniversary of grant, the options will immediately vest in full and may thereafter be exercised during the shorter of the remaining term of the options or five years after the date of death.

Termination of Service by Disability or Retirement. If a participant’s service with D&B terminates by reason of disability or retirement after the first anniversary of grant, the vested portion of the options may thereafter be exercised during the shorter of the remaining term of the options or five years after the date of termination of service. However, if a participant dies within five years after his termination of service, the unexercised portion of the options will immediately vest in full and may thereafter be exercised, during the shorter of (i) the remaining term of the options or (ii) the period that is the longer of five years after the date of termination of service and one year after the date of death.

Other Termination. If a participant’s service with D&B terminates by reason of disability or retirement prior to the first anniversary date of grant, then, a pro rata portion of the options will immediately vest in full and may be exercised thereafter during the shorter of the remaining term of the options or five years after the date of such termination of service. If a participant’s service with D&B terminates for any reason other than death, disability or retirement, the unexercised vested portion of options will terminate thirty days following such termination of service.

Other Stock-Based Awards. Other stock-based awards may be granted alone or in tandem with any other awards granted under the DSIP. Subject to the provisions of the plan, the Board of Directors shall determine to whom and when stock awards will be made; the number of shares subject to such award; whether such awards will be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such awards.

Transferability. Options may not be transferred by the participant other than by will or by the laws of descent and distribution and during the lifetime of the participant an option may only be exercised by the participant. The Board of Directors may, in its discretion, authorize all or a portion of the options be granted to a participant to be transferred for no consideration to certain family members, trusts established for the exclusive benefit of these family members, or any other entity owned solely by these persons.

Changes in Capital and Other Events. In the event of any change in the outstanding shares of our common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Board of Directors in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable. In the event of a “Change in Control” as defined in the DSIP, all restrictions on shares of restricted stock will lapse, all options will vest and become exercisable, and the Board of Directors may make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

Amendments. The Board of Directors may amend, alter or discontinue the DSIP, but no amendment, alteration or discontinuation will be made without the approval of our shareholders that would increase the total number of shares reserved for the purposes of the plan or result in any option being repriced either by lowering the option price of any outstanding option or by canceling an outstanding option and granting a replacement option with a lower option price.

Federal Income Tax Consequences. The following is a brief discussion of certain Federal income tax consequences relevant to participants and to D&B. This description is not to be considered tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The following is intended to be a general discussion and does not cover (i) all possible consequences with respect to awards made under the DSIP or (ii) all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

Stock Options. A participant who is granted a stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the difference between the fair market value of our common stock on the date of exercise and the option price will be treated as ordinary income to the participant, and we will generally be entitled to a deduction for income tax purposes in the same year in an amount measured by the amount of ordinary income recognized by the participant. The participant will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date and the participant’s holding period in the shares received will commence on the day following the date of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

Other Stock-Based Awards. A participant who is granted a stock-based award will generally recognize, in the year of grant, ordinary income equal to the fair market value of the property received. If such other stock-based award is subject to restrictions, the participant will not recognize ordinary income until the restrictions lapse, unless the participant makes an election pursuant to Section 83(b) of the Internal Revenue Code. We would be entitled to a deduction for income tax purposes in the same year in an amount measured by the amount of ordinary income taxable to the participant.

Effectiveness. If the amended DSIP is approved by shareholders at the 2007 Annual Meeting, it will be effective, as amended, immediately. If the amended DSIP is not approved by shareholders, the DSIP will continue in accordance with its original terms.

Approval of the amended DSIP requires the favorable vote of a majority of the votes cast on this matter, provided that the total votes cast on this matter represent a majority of the shares outstanding on March 12, 2007 and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS

The following table shows the number of shares of our common stock beneficially owned by each of the directors, each of the named executive officers listed in the Summary Compensation Table in this Proxy Statement, and all present directors and executive officers of D&B as a group, as of February 28, 2007. The table also shows the names, addresses and share ownership of the only persons known to us to be the beneficial owners of more than 5% of our outstanding common stock. This information is based upon information furnished by each such person or, in the case of the beneficial owners, based upon public filings by the beneficial owners with the SEC. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of our common stock outstanding on February 28, 2007, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning D&B Stock Units, the value of which is measured by the price of our common stock. D&B Stock Units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Aggregate Number of Shares Beneficially Owned(1)(2)		D&B Stock Units	Percent of Shares Outstanding
John W. Alden	11,795		4,154	*
Christopher J. Coughlin	7,449	(3)	3,326	*
James N. Fernandez	8,649	(4)	3,556	*
Ronald L. Kuehn, Jr.	30,890		17,527	*
Victor A. Pelson	26,297	(5)	12,783	*
Sandra E. Peterson	20,925		4,920	*
Michael R. Quinlan	30,881		16,397	*
Naomi O. Seligman	23,502		5,781	*
Michael J. Winkler	3,870		3,079	*
Steven W. Alesio	802,392			1.34%
Sara Mathew	330,748			*
James P. Burke	52,160			*
David J. Lewinter	71,607			*
Byron C. Vielehr	39,694			*

All current directors and executive officers as a group (17 persons)	1,560,895		71,523	2.73%

Barclays Global Investors, N.A. and certain related entities (6) 45 Fremont Street San Francisco, California 94105	2,285,492			3.83%

Davis Selected Advisers, L.P. (7) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	9,440,139			15.80%

Harris Associates L.P. and its general partner, Harris Associates Inc. (8) Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790	3,369,654			5.64%

Harris Associates Investment Trust, 36-4100848 series designated The Oakmark Select Fund (9) Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790	3,084,900			5.16%

*	Represents less than 1% of our outstanding common stock.
(1)	Includes shares of restricted common stock as follows: Mr. Alesio, 63,614; Ms. Mathew, 31,438; Mr. Burke, 24,756; Mr. Vielehr 23,641; Mr. Lewinter 9,831; and all current directors and executive officers as a group, 174,177.

(2)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2007, upon the exercise of vested stock options as follows: Mr. Alden, 9,576; Mr. Coughlin, 6,649; Mr. Fernandez, 6,649; Mr. Kuehn, 30,163; Mr. Pelson, 22,948; Ms. Peterson, 18,535; Mr. Quinlan, 30,163; Ms. Seligman, 22,948; Mr. Winkler, 3,870; Mr. Alesio, 658,087; Ms. Mathew, 283,666; Mr. Burke, 25,525; Mr. Vielehr, 15,650; Mr. Lewinter, 51,336; and all current directors and executive officers as a group, 1,257,645.

(3)	Includes 800 shares owned by Mr. Coughlin’s spouse, to which Mr. Coughlin disclaims beneficial ownership.

(4)	Includes 2,000 shares as to which Mr. Fernandez has shared voting and shared dispositive power.

(5)	Includes 3,000 shares as to which Mr. Pelson has shared voting and shared dispositive power.

(6)	Barclays Global Investors, N.A. and certain related entities filed a Schedule 13G/A with the SEC on January 18, 2007. This Schedule 13G/A shows that Barclays Global Investors, N.A. had sole voting power over 1,034,991 shares and sole dispositive power over 1,358,890 shares; Barclays Global Fund Advisors had sole voting and sole dispositive power over 634,053 shares; Barclays Global Investors, Ltd. had sole voting and sole dispositive power over 152,443 shares; Barclays Global Investors Japan Trust and Banking Company Limited had sole voting and sole dispositive power over 82,273 shares; and Barclays Global Investors Japan Limited had sole voting and sole dispositive power over 57,833 shares.

(7)	Davis Selected Advisers, L.P. filed a Schedule 13G/A with the SEC on January 11, 2007. This Schedule 13G/A shows that Davis Selected Advisers, L.P., a registered investment adviser, had sole voting and dispositive power over 9,440,139 shares.

(8)	Harris Associates L.P. and its general partner, Harris Associates Inc., jointly filed a Schedule 13G/A with the SEC on February 14, 2007. This Schedule 13G/A shows that the Harris limited partnership, a registered investment adviser, and Harris Associates Inc., a Delaware corporation, had shared voting power over 3,369,654 shares, sole dispositive power over 284,754 shares and shared dispositive power over 3,084,900 shares.

(9)	Harris Associates Investment Trust, 36-44100848 series designated The Oakmark Select Fund, filed a Schedule 13G/A with the SEC on February 14, 2007. This Schedule 13G/A shows that the fund, an investment company, had shared voting and dispositive power over 3,084,900 shares.

EXECUTIVE OFFICERS

The following table lists all of our executive officers as of March 26, 2007. Our officers are elected by our board of directors and each will hold office until his or her successor is selected, or until his or her earlier resignation or removal.

Name	Title	Age
Steven W. Alesio (1)	Chairman and Chief Executive Officer	52
James P. Burke	Senior Vice President, Global Solutions and Chief Marketing Officer	41
Patricia A. Clifford	Senior Vice President, Human Resources	42
James M. Howland	President, D&B International	46
Jeffrey S. Hurwitz	Senior Vice President, General Counsel and Corporate Secretary	46
Anastasios G. Konidaris	Senior Vice President and Chief Financial Officer	40
David J. Lewinter	Senior Vice President, Global Reengineering	45
Sara Mathew	President and Chief Operating Officer	51
Byron C. Vielehr	Senior Vice President, Technology and Chief Information Officer	43

(1)	Mr. Alesio’s biographical information is provided above under the “Directors with Terms Expiring at the 2008 Annual Meeting” section of this Proxy Statement.

Mr. Burke, Senior Vice President, has served as our Chief Marketing Officer and Leader, Global Solutions, since January 2006. He previously served as our Leader, U.S. Risk Management Solutions from July 2004 to December 2005, in addition to serving as our Vice President, RMS Products and Marketing from April 2004 to October 2004. Mr. Burke also served as our Vice President, RMS Traditional Products from March 2003 to March 2004, and as our Vice President, Small Business Solutions from December 2001 to February 2003. Prior to joining D&B, Mr. Burke was the chief development officer with Prudential’s e-business group from March 2000 to July 2001 and head of internet marketing at First USA Bank from September 1997 to February 2000.

Ms. Clifford, Senior Vice President, has served as our Leader, Human Resources, since 2002, and assumed additional leadership responsibility for team member communications in October 2004. She previously served as Executive Assistant to the Chairman and Chief Executive Officer and Winning Culture Champion from April 2001 to May 2002, and as Assistant Corporate Secretary from October 1996 to March 2001.

Mr. Howland has served as President, D&B International since September 2006. Prior to joining D&B, he served as Chief Executive Officer of the Education Services Group of Edison Schools from February 2002 to April 2006. Prior to that, Mr. Howland served as Chief Executive Officer of the Regus Americas division of Regus Business Centers from November 2000 to October 2001. Prior to that, he held several leadership positions with the American Express Company from 1992 to 2000.

Mr. Hurwitz, Senior Vice President, has served as our General Counsel and Corporate Secretary since March 2007. He previously served as Vice President and Deputy General Counsel from September 2003 to February 2007. Before joining D&B, Mr. Hurwitz was in private practice from June 2000 until June 2003, serving as Of Counsel at Hale and Dorr LLP from November 2001 to June 2003. Until May 2000, Mr. Hurwitz was Corporate Senior Vice President, General Counsel and Secretary for Covance, Inc.

Mr. Konidaris, Senior Vice President, has served as our Chief Financial Officer since March 2007. He previously served as Leader, Finance Operations, from March 2005 to February 2007 and as Principal Accounting Officer from May 2005 to February 2007. Before joining D&B, he served at Schering Plough as group vice president of the global diversified products group division from May 2004 to February 2005 and group vice president of finance, global pharmaceutical group from August 2003 to May 2004. Prior to that time, Mr. Konidaris was Vice President of Finance, North America of Pharmacia Corporation from June 2000 to July 2003.

Mr. Lewinter, Senior Vice President, has served as our Leader, Global Reengineering since April 2006, in addition to serving as our General Counsel and Corporate Secretary from May 2002 until February 2007. Prior to that, Mr. Lewinter served as our Vice President and Leader, European Legal Affairs from September 2001 to April 2002, as a Vice President of our domestic legal department from April 2000 to August 2001 and as Corporate Secretary from November 1999 to August 2001.

Ms. Mathew has served as our President and Chief Operating Officer since March 2007. She previously served as Chief Financial Officer from August 2001 to February 2007 in addition to serving as President, D&B U.S. from September 2006 to February 2007, with additional leadership responsibility for strategy from January 2005 to February 2007. In addition, Ms. Mathew served as President, D&B International from January 2006 through September 2006. Before joining D&B, she served in various positions at Procter & Gamble, including Vice President of Finance for the ASEAN region from August 2000 to July 2001, Comptroller and Chief Financial Officer of the global baby care business unit from July 1998 to July 2000, and various other positions prior to that.

Mr. Vielehr, Senior Vice President, has served as our Chief Information Officer and Leader, Technology since July 2005. Before joining D&B, he served as President and Chief Operating Officer of Northstar Systems International, Inc. from October 2004 to May 2005. Prior to this, Mr. Vielehr held several leadership positions with Merrill Lynch, serving as the Chief Technology Officer and Managing Director for the Global Private Client group from November 2001 to March 2004 and the Chief Technology Officer, global head of eBusiness and Managing Director for Merrill Lynch Investment Managers from February 2000 to November 2001. Prior to Merrill Lynch, Mr. Vielehr was the head of eBusiness and Vice President at Strong Mutual Funds from May 1997 to February 2000.

COMPENSATION DISCUSSION & ANALYSIS

The purpose of this Compensation Discussion & Analysis is to provide material information about our executive compensation program, policies, and objectives and to share with investors how we arrived at the levels and form of compensation for our named executive officers. We will describe not only what we pay, but why and how we link executive compensation to our business results. In this section we will cover:

•	The objectives of our executive compensation program;

•	What our executive compensation program is designed to reward;

•	The elements or components that comprise our executive compensation program and why we provide these components;

•	How we determine the level to pay for each component; and

•	How each component of our executive compensation program fits within our overall objectives and impacts decisions we make about other components.

The Compensation Discussion & Analysis and the tables that follow cover the compensation paid to our named executive officers, which includes the following five executives:

•	Steven W. Alesio, who served as Chairman and Chief Executive Officer (our principal executive officer) for the entire 2006 fiscal year;

•

Sara Mathew, who became our President and Chief Operating Officer effective March 2007, and who served as Chief Financial Officer (our principal financial officer) for the entire 2006 fiscal year, in addition to serving as President, D&B International from January 2006 to September 2006 and as President, D&B U.S. from September 2006 to February 2007, with additional responsibility for strategy since January 2005; and

•	Our next three highest paid executive officers:

•	Byron C. Vielehr, who served as Senior Vice President, Technology and Chief Information Officer for the entire 2006 fiscal year;

•

David J. Lewinter, who served as Senior Vice President, Global Reengineering, since April 2006, in addition to serving as General Counsel and Corporate Secretary for the entire 2006 fiscal year and through February 2007; and

•	James P. Burke, who served as Senior Vice President, Global Solutions and Chief Marketing Officer for the entire 2006 fiscal year.

Objectives of our Executive Compensation Program

The objectives of our 2006 executive compensation program were as follows:

•	Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets;

•

Align executive and shareholder interests through the provision of short- and long-term incentives that link the executive to shareholder value creation (with cash compensation tied to the achievement of important short-term results and equity compensation directly linked to the creation of increased shareholder value over the longer term);

•

Provide a total compensation opportunity that is competitive with the market for senior executives, thereby enabling us to attract, retain and motivate the executive talent necessary to execute our strategy and achieve our growth targets;

•

Reinforce behaviors that are consistent with our strategy to build a “Winning Culture” and our aspiration “to be the most trusted source of commercial insight so our customers can decide with confidence”; and

•	Allow for consistency in application from year-to-year and transparency to shareholders.

Company Performance. Through the provision of short- and long-term incentives, our executive compensation program is designed to reward for significant and sustained growth in revenue and earnings. We believe that consistent, year-over-year growth in revenue and earnings are the key drivers of increased shareholder value over the longer term. In keeping with that view, our compensation program rewards achievement of company performance as measured by the following:

•

Financial results consistent with external guidance—growth in revenue, operating income, and earnings per share are the most important measures in our executive compensation program and carry the greatest weight because we believe that profitable revenue growth over time will create value for our shareholders;

•

Customer satisfaction—each year progress towards our aspiration to be “most trusted” is measured through improvements in the customer satisfaction index as determined by the Voice of the Customer survey. We link the results of this survey to our executive compensation program because improving our customers’ experience is fundamentally about changing our behavior as leaders and as a company; and

•

Employee satisfaction—each year we conduct a Winning Culture survey to measure our continued drive to build a “Winning Culture” and to address how we can better leverage leadership as our competitive advantage. We focus on our culture of leadership because we believe that better leaders create better performance which, in turn, drives shareholder value.

For more information about “Winning Culture,” refer to Item 1. Business—Our Aspiration and Our Strategy—Winning Culture in our Annual Report on Form 10-K for the fiscal year ending December 31, 2006.

Individual Performance. We believe that the success of our company is directly tied to strong leadership that will drive results and create shareholder value. Therefore, in addition to company performance, our executive compensation program places an emphasis on and rewards for individual leadership performance. We expect all employees, especially our named executive officers, to demonstrate progress towards behavior that is consistent with our principles-based leadership model and provide feedback on this progress through our quarterly Leadership Development Process.

On a quarterly basis, our Chairman and CEO evaluates the named executive officer’s attainment of specific team and individual goals and the demonstration of defined leadership competencies. Through this process, our Chairman and CEO assigns a specific goal and leadership rating to each named executive officer. Each named executive officer is assessed on: 1) achievement of specific team and individual goals in support of our strategy and business objectives; 2) progress towards defined leadership competencies including thought, relationship, results, customer, and people leadership (we view these leadership competencies as behaviors that are critical to driving performance and building our “Winning Culture”); and 3) the leadership development action plan, which maps out the named executive officer’s tactical plan for continuing to build upon strengths and to improve areas of focus.

At year-end, the results of this assessment will adjust positively or negatively our named executive officer’s target annual cash incentive award for company performance. The Compensation & Benefits Committee, or C&BC, also performs a similar assessment of our Chairman and CEO after the conclusion of the fiscal year.

Elements of our Executive Compensation Program

To meet the objectives of our executive compensation program, the 2006 compensation of our named executive officers consisted of the following components:

•	Total cash compensation including a base salary and a target annual cash incentive opportunity;

•	Long-term equity incentives comprised of a grant of nonqualified stock options and a performance-based restricted stock opportunity;

•	Required stock ownership guidelines (including retention ratios and holding requirements);

•	Voluntary deferral of compensation per our nonqualified deferred compensation plan;

•	Supplemental retirement benefits;

•	Eligibility to receive severance benefits; and

•	Eligibility to receive benefits payable upon an actual or potential change-in-control of D&B.

We do not offer any special perquisites to our named executive officers beyond those that are generally available to all employees. We believe that special perquisites tend to be entitlement-driven rather than performance-based and, therefore, do not fit within the objectives of our executive compensation program. Instead, we seek to attract and retain executive talent that is motivated by a competitive total compensation package which rewards for performance and the delivery of increased shareholder value.

In addition to the components listed above, our named executive officers are eligible to participate in certain benefit programs that are generally available to all of our U.S. employees including: our cash-balance retirement plan, our qualified and supplemental defined contribution plans, our medical and dental benefits, our life, voluntary group accident, long-term disability, legal, and business travel accident insurance benefits, and our health care and dependent care spending accounts.

As part of its ongoing oversight of our executive compensation program, the C&BC has reviewed comprehensive tally sheets documenting the value of all elements of our executive compensation paid on an annual basis (including the value of benefits generally available to all employees). These tally sheets also provide the full value of payments that may be made in the event of the named executive officer’s termination (discussed below as potential post employment compensation). The C&BC conducts this review because it believes it is important to understand how the elements of our executive compensation program integrate and how they are valued as a whole. The C&BC believes that the values reviewed in these tally sheets are appropriate based on consideration of company performance, the individual named executive officer’s role and responsibility in the organization, competitive market practice, and our strategic talent requirements.

Base Salary. We offer a salary as part of our executive compensation program in order to provide a base level of compensation commensurate with the named executive officer’s role in the organization, experience, skill, and job performance. With a significant portion of total compensation “at risk” or variable, base salaries provide the named executive officer with a fixed level of compensation related to the performance of his or her leadership role and responsibilities.

To attract executive talent, we provide a competitive level of total compensation which includes base salary as an important component. The level of base salary provided to the named executive officers is reviewed by the C&BC annually and any adjustment to base salary is based on a number of factors and considerations including: the market data for comparable executive positions in the compensation comparison group (described below), the scope of responsibility and accountability within the organization, demonstrated leadership competencies and skills, and individual performance. Although each named executive officer’s base salary may be positioned above or below the market target, in the aggregate, base salaries for our executive officers as a group are targeted at the median of the compensation comparison group.

Maintaining base salaries or fixed compensation costs at this level relative to the market influences the pay positioning of other elements of our compensation package. Variable pay or “at risk” pay, such as target annual cash incentive and long-term incentives, is positioned above the market median to provide the named executive officer with a total compensation opportunity that is competitive, but realized only when our performance goals are achieved or exceeded.

Target Annual Cash Incentive Opportunity. In addition to base salary, our named executive officers have the opportunity to earn an annual cash incentive that is tied directly to company and individual performance as discussed above. We offer this cash opportunity as a tool to reinforce the outcomes and behaviors necessary to meet or exceed our annual commitment to our shareholders, customers, and employees. We utilize above market median target annual cash incentives in setting the total cash compensation opportunity for our named executive officers. This pay positioning is deliberate, reflecting our view that a significant portion of cash should be “at risk” in the target total cash compensation mix and underscoring our pay for performance objective. We believe that keeping a significant portion of our named executive officers’ cash compensation “at risk” is an important factor in achieving our compensation objectives and in driving the performance of our company.

Long-term Equity Incentives. To the cash component of our executive compensation program we also add an important equity component. Where cash is tied to the achievement of short-term results, equity is directly linked to the creation of increased shareholder value over the longer term. Approximately 60% of the target total compensation opportunity provided to our named executive officers in 2006 was equity-based. This emphasis on equity-based compensation reflects our view that there should be a close alignment between executive officer rewards and shareholder value creation.

To achieve a target total compensation opportunity that is competitive with the market for executive talent, we combine base salaries targeted at the market median with annual cash incentive opportunities and long-term equity incentives targeted above the market median. Through this positioning of our pay components, we target the total compensation opportunity for our executive officers as a group at the 65th percentile of the compensation comparison group.

Under our long-term incentive program, 50% of the total value of the executive’s equity compensation is in the form of a maximum performance-based restricted stock opportunity with the remaining 50% in the form of non-qualified stock options. This balancing of components between full value shares and stock options (which reward the growth or appreciation in share price) accomplishes two important objectives of our executive compensation program:

•

First, the performance-based restricted stock opportunity reinforces our pay for performance objective in that any actual award of restricted stock must be earned based on attainment of the same performance goals that are used in the target annual cash incentive plan. Growth in revenue, operating income and earnings per share, as well as improvements in customer and employee satisfaction, determine the actual award relative to opportunity. Longer term value is attained through stock price appreciation; and

•

Second, the stock option component links the interests of our named executive officers directly with shareholders. Increased shareholder value through appreciation in the stock price over time is based on our success in executing our strategy and delivering significant, sustained growth year after year.

Stock Ownership Guidelines. In 2006, we revised and adopted new stock ownership guidelines whereby our named executive officers and other members of senior management are expected to achieve over time a minimum level of ownership in our common stock. We adopted these guidelines to reinforce the objectives of our executive compensation program as follows:

•	Align senior executives’ individual financial interests with those of shareholders; and

•	Encourage senior executives to act like owners focused on longer term value creation.

The levels of stock ownership are expressed as a multiple of the executive officer’s salary. For our Chairman and CEO, the minimum level of stock ownership is six times salary; for members of our Global Leadership Team (currently an aggregate of 15 senior executives including the named executive officers), the minimum level of stock ownership is four times salary; and for other executives in our long-term incentive program (currently 31 executives), two times salary. We believe that these multiples, which are above the median levels for comparable executive positions in the general market, demonstrate our senior executives’ commitment to D&B and their personal financial stake in D&B.

Shares counted toward satisfaction of the ownership guideline include all stock owned outright, restricted shares, units in the D&B common stock fund of our 401(k) plan, and one-half of vested stock options. There is no timeframe for achieving the ownership guideline. However, all executives covered by our stock ownership guidelines are expected to retain 100% of net shares resulting from equity compensation awards until the stock ownership guideline is achieved. In addition, after attainment of the stock ownership guideline, 50% of the net shares resulting from equity compensation rewards must be retained for a one year holding period. Our stock ownership guidelines provide that our Chairman and CEO may grant relief from the guidelines based on specific hardship criteria.

Each year, the C&BC reviews the named executive officer’s status and progress towards achieving the stock ownership guideline. As of December 31, 2006, the stock ownership of each named executive officer as a percent of the applicable guideline was as follows (meeting our stock ownership guideline equals 100%): Mr. Alesio—699%; Ms. Mathew—639%; Mr. Vielehr—162%; Mr. Lewinter—270%; and Mr. Burke—176%.

Nonqualified Deferred Compensation. To ensure that we provide a total compensation and benefits package that is competitive with the market for executive talent, our named executive officers are eligible to participate in our Key Employee Non-Qualified Deferred Compensation Plan. Since all appreciation under the plan is earned on a tax-deferred basis, the plan allows our executives the flexibility to plan for future financial events in a tax effective manner. Participation in the plan is voluntary. Under the plan, participating executives may defer payment of up to 100% of their base salary and annual cash incentive award to a later date. These deferrals are invested as directed by the executives from among the same investment funds offered under our 401(k) plan. A further description of the plan is set forth below under the “Nonqualified Deferred Compensation Table.” In 2006, Mr. Alesio, Ms. Mathew and Mr. Lewinter were the only named executive officers who elected to participate in the plan.

Supplemental Retirement Benefits. Our supplemental executive benefit plan, or SEBP, is a non-qualified unfunded pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits. The SEBP provides retirement benefits in excess of those generally available under our qualified cash-balance plan and the Pension Benefit Equalization Plan. The SEBP supports the objectives of our executive compensation program by:

•	Enabling us to attract and retain senior and experienced mid- to late-career executive talent necessary to achieve growth; and

•	Providing senior executives with a retirement benefit targeted to a competitive income replacement ratio at normal retirement age.

The SEBP is offered to our key management employees who are responsible for the management, growth or protection of the business of D&B and who are designated by the Chairman and CEO or Senior Vice President, Human Resources, for participation in the plan. Nineteen active employees of D&B, including each of our named executive officers, currently participate in the SEBP. A further description of the SEBP is set forth under the “Pension Benefits Table.”

Severance and Change in Control Benefits. In the event of a change in control, the Dun & Bradstreet Corporation 2000 Stock Incentive Plan, or SIP, as amended and restated May 3, 2005, provides for the acceleration of equity awards issued pursuant to the plan, i.e., stock options and stock appreciation rights become immediately vested and exercisable; restrictions on restricted stock and restricted stock units immediately lapse;

and other stock-based awards become payable as if targets for the current period were met at 100%. We believe that this provision in the SIP enables our named executive officers to make decisions in the best interest of our shareholders without concern over the impact of a change in control on their own outstanding equity awards.

We have also entered into change in control agreements with each of our named executive officers to provide certain additional benefits if the executive is actually or constructively terminated in connection with an actual or potential change in control of D&B. The level of benefits differs depending on whether or not the individual executive reports directly to our Chairman and CEO. A detailed description of the change in control agreements is set forth below under the heading “Change in Control Agreements.”

We believe that the additional benefits provided by our change in control agreements are an important component of our named executive officer’s total compensation package and support our overall executive compensation program objectives as they align the named executive officers’ individual financial interests with those of our shareholders. This alignment enables our officers to make decisions in the shareholders’ interest without concern over the impact on them personally. In addition, the provisions of our change in control agreements provide an incentive for the named executive officers to continue with D&B during the change-in-control event because benefits are only paid if the named executive officer is terminated without cause (or resigns for good reason) following the change in control. Under our change in control agreements, the named executive officer will not receive any provided benefits if he or she voluntarily leaves D&B without good reason.

We also provide our named executive officers with severance benefits if their employment is terminated as a result of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed-upon resignation, in each case not related to a change in control of D&B. Severance benefits are provided pursuant to our Career Transition Plan in which all named executive officers participate with the exception of Mr. Alesio whose severance benefits are provided in his employment agreement and by our Executive Transition Plan after the term of his employment agreement on December 31, 2007. A detailed description of our severance plans is set forth below under the heading “Severance Program.”

We believe that severance benefits are an important component of our named executive officers’ total compensation package in support of our overall executive compensation program objectives. They enable our program to remain competitive with the market for executive talent and they provide the named executive officer with the appropriate incentive to act in the best interests of shareholders.

External Benchmarking and Pay Positioning

Market data provides a reference and framework for decisions about the base salary, target annual cash incentives, and the appropriate level of long-term incentives to be provided to each named executive officer. However, due to year-over-year variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not be used as the sole criteria in determining a specific pay level for an executive. As a result, in setting the target pay level of individual named executive officers, market data is reviewed along with a variety of other factors, including: the scope of responsibility and accountability within the organization, prior experience, competencies, skills, and individual performance.

Market data also provides a reference to ensure our other executive compensation program components are competitive with market practice and trends. Therefore, we periodically review our stock ownership guidelines, deferred compensation plan, and supplemental retirement, severance, and change in control benefits against both our compensation comparison group as well as general industry.

Benchmarking Objectives. In the aggregate, it is our objective to target the base salaries of executive officers as a group at the market median and their target total compensation (defined as base salary plus target annual cash incentive plus long-term incentives) at the 65th percentile of the compensation comparison group with a strong (i.e., greater than market median) emphasis on variable cash incentives and equity awards.

Compensation Comparison Group. Our compensation comparison group is a peer group of 21 companies in financial services and business information and technology services. In consultation with Hewitt Associates, our independent third-party compensation consultant, the C&BC selected these companies for the compensation comparison group because they are broadly within the revenue size range of D&B; have executive positions comparable to those of D&B requiring a similar set of management skills and experience; and/or are representative of organizations that compete with us for business or executive talent.

For 2006, the companies that comprised our compensation comparison group and the primary focus of our annual review of market data included: Acxiom Corporation, CDW Incorporated, Ceridian Corporation, ChoicePoint Incorporated, CA Incorporated, Convergys Corporation, Dow Jones & Company, DST Systems Incorporated, Equifax Incorporated, InfoUSA, Fiserv Incorporated, Global Payments Incorporated, IMS Health Incorporated, McGraw-Hill Companies, Northern Trust Corporation, Sabre Holdings, State Street Corporation, Tribune Company, Unisys Corporation, Visa International, and VNU.

Benchmarking Process. Each year we review our pay positioning and performance versus our compensation comparison group. As noted in the “Corporate Governance” section of this Proxy Statement, the C&BC retained the services of Hewitt Associates to perform this review.

As in past years, in 2006 several components of pay were analyzed, including: base salary, target cash incentive, target total cash (i.e., base salary plus target cash incentive), long-term incentives, and target total compensation (i.e., target total cash plus long-term incentives). Analyses covered both unadjusted and regression size-adjusted data (adjusted for revenue size and market capitalization) to provide a comprehensive perspective of market pay. We focus on unadjusted data because we recruit new executive talent to grow our business from financial services, business information and technology services companies regardless of size. In addition, we strongly believe that there should be a link between a company’s performance and its pay levels. Therefore, we also analyzed the relationship between executive officer compensation and company performance over 1-year and 3-year periods. This review focused on measures of growth (i.e., operating profit, earnings per share, and revenue), efficiency (i.e., return on sales and cash flow margin), and shareholder value creation (i.e., total shareholder return).

The following summarizes the results of our 2006 analyses of how our actual pay links to performance relative to the compensation comparison group (these observations cover the named executive officers as a group):

•	Base salary levels align with our company size (i.e., revenue and market capitalization), which is appropriate since salary does not vary based on company performance;

•	Target total cash aligns well with many of the above growth and efficiency measures and is low relative to efficiency measures over a 1-year period; and

•	Total compensation aligns with total shareholder return and the above efficiency measures.

Base Salary

As noted above, the level of base salary provided to our named executive officers is reviewed by the C&BC annually and any adjustment to base salary is based on a number of factors and considerations, including: individual performance, demonstrated leadership competencies and skills, the scope of responsibility and accountability within the organization, and the market data for comparable executive positions in the compensation comparison group on an unadjusted basis. Based on the C&BC’s review, three of the five named executive officers received base salary increases effective January 1, 2006 as follows:

•

Mr. Alesio’s salary was increased 6.7% from $750,000 to $800,000 in recognition of his leadership as Chairman and CEO and the below median position of his base salary in the compensation comparison group on an unadjusted basis;

•

Ms. Mathew’s salary was increased 11.1% from $450,000 to $500,000 to recognize her delivery of consistently strong performance and her assumption of responsibilities in addition to her position of Chief Financial Officer, including serving as President, D&B International, and Leader, Strategy and Business Development and Reengineering; and

•

Mr. Burke’s salary was increased 20% from $300,000 to $360,000 in recognition of his promotion to the new role of Chief Marketing Officer of D&B, including strategic product development, marketing, pricing, DUNSRight™ delivery, and Brand across all segments globally.

Annual Cash Incentive Plan

Through the annual cash incentive plan, approximately 50% of 2006 target total cash compensation was “at risk” since payment was based on performance against predetermined annual measures. This “at risk” apportionment applies to the named executive officers as a group. Individual “at risk” cash compensation varies based on the named executive officer’s role, level of responsibility in the organization and market data for comparable jobs in the compensation comparison group. In 2006, 57% of Mr. Alesio’s target total cash compensation was “at risk”; for Ms. Mathew, 50% and for Messrs. Vielehr, Lewinter and Burke, 41%, 42%, and 44% respectively.

The performance measures for 2006 were set in the first quarter of 2006 by the C&BC after review and approval by the Board of Directors of our 2006 business plan.

Our named executive officers were designated by the C&BC as participants in our Covered Employee Cash Incentive Plan, or CIP, which was re-approved by our shareholders in 2006.

Maximum Incentive Opportunity. On February 24, 2006, the C&BC established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2006 earnings before taxes for our Chairman and CEO and five-tenths of one percent of our 2006 earnings before taxes for each of our other named executive officers. For information regarding our earnings before taxes, refer to Income before Provision for Income Taxes in Item 8. Financial Statements and Supplementary Data – Consolidated Statements of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Actual annual cash incentive payouts to our Chairman and CEO and our other named executive officers were less than these maximums as described below. In 2006, our earnings before taxes were $388.9 million. Therefore, the maximum annual cash incentive opportunity for our Chairman and CEO was $3,111,200 and for our other named executive officers the maximum was $1,944,500 per participant. The amounts determined by this formula represent the maximum value of the cash incentive that could have been paid to each of our named executive officers in 2006.

We established the maximum incentive opportunity in an effort to comply with the performance-based exemption available under Section 162(m) and to enhance the likelihood that any cash amounts paid to our named executive officers under the CIP will be fully deductible. We believe that earnings before taxes link directly to our objective of rewarding for financial measures that will drive shareholder value creation.

Actual Incentive Payout Targets. In determining whether to award the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also considered performance against four measures or goals weighted as follows:

•	40%—Company-wide core revenue growth;

•	30%—Growth in earnings per share before non-core gains and charges and operating income before non-core gains and charges;

•	20%—Customer satisfaction (an index measured by our Voice of the Customer Survey); and

•	10%—Employee satisfaction (an index measured by our Winning Culture Survey, which gauges employee perspectives in a number of important dimensions such as leadership, strategy and work environment).

The above 70% weight allocated to growth in revenue, earnings per share, and operating income is linked to our strategic objective to provide profitable revenue growth on a sustained basis as well as our shareholder expectations. Customer satisfaction, assigned a weight of 20%, is key to our aspiration to become “the most trusted source of commercial insight so our customers can decide with confidence.” The inclusion of employee satisfaction as a goal reinforces our strong belief in leadership as the foundation of our ability to deliver on our commitments to shareholders, customers, and employees.

A target level of performance was established for each performance goal set forth above. If the target is achieved for a specified measure, our named executive officers will be entitled to the specified portion of their target incentive opportunity applicable to such measure (e.g., if the company-wide core revenue growth targets are attained, our named executive officers will earn 40% of their target incentive opportunity). Achievement below the target results in a smaller or no incentive payout for that measure and achievement above the target yields a larger incentive payout for such measure. The potential range of incentive payout for each performance goal was 0% to 200% resulting in a potential annual cash incentive payment between 0% and 200% of the base salary for each named executive officer.

Individual Performance Adjustments. With respect to the level of incentive payout based on company performance as described above, the actual cash incentive payments made to each named executive officer (other than our Chairman and CEO) were subject to a discretionary adjustment based on the named executive officer’s attainment of specific team and individual goals and the demonstration of defined leadership competencies as assessed by our Chairman and CEO. The C&BC approves all discretionary adjustments upon recommendation from and after discussion with our Chairman and CEO. The C&BC also performs a similar assessment of our Chairman and CEO and approves any adjustments based on that assessment. Such adjustments may positively or negatively impact the final award to the named executive officer for company performance. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula described above. The C&BC may also approve adjustments to performance goals to exclude the impact of non-core gains and charges or extraordinary items.

Attainment of 2006 Performance Measures. In 2006, results against the four measures or goals that the C&BC used to evaluate the level of the named executive officers’ annual incentive payout for our performance were as follows:

•	Core revenue growth of 6%[1], which was within our external guidance of 6% to 8%. This resulted in a payout of 75% of the cash incentive opportunity attributable to this measure.

•	EPS growth of 14%[2] or $3.97, which was above our range of external guidance of 10% to 13% or $3.83 to $3.93, as well as revised external guidance of 11% to 13% or $3.86 to $3.96; and operating

[1]

We achieved 2006 reported total and core revenue growth of 6% determined in accordance with generally accepted accounting principles, or GAAP, up 6% before foreign exchange. See Schedule I to this Proxy Statement for a quantitative reconciliation of total and core revenue in accordance with GAAP and the effects of foreign exchange on the 2006 total and core revenue growth rate. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2006 for a discussion of why we use core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

[2]

We achieved 2006 reported EPS growth of 16% and operating income growth of 11% on a GAAP basis. See Schedules II and III to this Proxy Statement for a quantitative reconciliation of reported EPS to EPS before non-core gains and charges and reported operating income to operating income before non-core gains and charges, respectively, for the 2006 and 2005 fiscal years. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2006 for a discussion of why we use EPS before non-core gains and charges and why management believes this measure provides useful information to investors.

income growth of 8%[2], which was within our external guidance of 8% to 10%. This resulted in a payout of 137.5% of the cash incentive opportunity attributable to these measures.

•

Improvement in our Customer Satisfaction Index of +5 percentage points versus an improvement goal of +4 as measured by our Voice of the Customer Survey. This resulted in a payout of 125% of the cash incentive opportunity attributable to this measure.

•

Employee Satisfaction Index of 82 and an improvement of +2 percentage points versus a goal target of 82 and improvement of +2 as measured by our Winning Culture Survey (which is tabulated by an independent third-party consulting organization). Since an Employee Satisfaction Index of 82 represents a “world class” level, this resulted in a payout of 150% of the cash incentive opportunity attributable to this measure.

For the above quantitative results and with respect to certain qualitative factors which the C&BC considers an important part of its assessment (such as the quality of revenue and earnings, consistency of results, our ability to invest in the business, planning and leadership, and reengineering performance), the C&BC determined payout for company performance to be 111.3% of our named executive officers’ target annual cash incentive opportunity. This payout for company performance was combined with any positive or negative discretionary adjustment for individual performance to determine the 2006 annual cash incentives for the named executive officers as shown in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement. In addition, the table below summarizes the awards for company performance and the final payouts to the named executive officers including any positive or negative adjustments that were made based on the named executive officer’s attainment of specific team and individual goals and the demonstration of defined leadership competencies as assessed by our Chairman and CEO and reviewed and approved by the C&BC:

2006 Annual Cash Incentive

Name	Target	Award for Company Performance		Final Award Including Adjustment for Individual Performance (Reported in Summary Compensation Table)
		% of Target	Amount
Steven W. Alesio	$1,040,000	111.25%	$1,157,000	$1,619,000
Sara Mathew	$ 500,000	111.25%	$ 556,250	$ 695,313
Byron C. Vielehr	$ 225,000	111.25%	$ 250,313	$ 375,469
David J. Lewinter	$ 240,900	111.25%	$ 268,001	$ 335,002
James P. Burke	$ 288,000	111.25%	$ 320,400	$ 240,300

The payout approved by the C&BC for Mr. Alesio was for strong leadership that increased shareholder return 23.6% in 2006. In summarizing Mr. Alesio’s assessment, the C&BC noted consistent double-digit earnings growth each quarter, stabilizing our international business, completion of a new long-term strategy, sustaining Winning Culture results at “world class” levels, and creating a customer framework and measurement system that resulted in increased focus on and improvement in customer satisfaction.

The payout approved by the C&BC for Ms. Mathew was for her significant impact on the improved performance in Italy and the United Kingdom and the additional responsibility she assumed for the U.S. business in the fourth quarter of 2006. The payout approved by the C&BC for Mr. Vielehr was for his strong peer leadership and his performance relative to shareholder, customer and technology goals. The payout approved by the C&BC for Mr. Lewinter was for his additional responsibility of our global reengineering function in the second quarter of 2006 and the delivery of a very strong financial flexibility plan for 2007, which was implemented early. The payout approved by the C&BC for Mr. Burke reflects his performance against specified financial targets and his strong leadership with respect to customer satisfaction goals.

Long-term Equity Incentives

For 2006, long-term equity incentive compensation represented the largest component of the total compensation awarded to our named executive officers. The equity compensation was comprised of a grant of stock options (50% of the total long-term incentive value) and a maximum performance-based restricted stock opportunity (the remaining 50% of the total long-term incentive value). All long-term equity compensation awards were granted under our shareholder approved plan, The Dun & Bradstreet Corporation 2000 Stock Incentive Plan, or SIP, as amended and restated May 3, 2005.

In determining the amounts of the equity compensation awarded to our named executive officers, the C&BC considered a variety of factors including: individual performance, competencies, skills, prior experiences, scope of responsibility and accountability within the organization, and our above market median pay positioning for variable pay versus comparable executive data in the compensation comparison group.

2006 Stock Option Grant. Comprising 50% of the total value of their 2006 equity-based compensation, stock option grants were made to Ms. Mathew and Messrs. Alesio, Vielehr, Lewinter, and Burke on February 9, 2006. These grants were approved by the C&BC at its meeting on January 30, 2006. The timing of the stock option grants was consistent with our practice since 2003 to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year and to set the grant date associated with those options as five business days after our annual earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options.

The exercise price of the stock options is equal to the fair market value of D&B stock on the date of grant (i.e., mean of high and low trading prices). All stock options vest in four equal installments commencing on the first anniversary of the grant and have a ten year term. We believe that this vesting schedule and option term, in conjunction with our stock ownership guidelines, allows the executive to build ownership in D&B over time. As noted above under “Stock Ownership Guidelines,” 50% of vested stock options are counted towards the executive’s stock ownership guideline and 100% of net shares resulting from stock option exercises must be held until the stock ownership guideline is achieved. After attainment of the applicable stock ownership guideline, shares in excess of the executive’s stock ownership guideline may be traded, but 50% of net shares resulting from any trades must be held for a minimum of one year.

The number of stock options granted to the named executive officers in 2006 is shown in the “All Other Option Awards: Number of Securities Underlying Options” column of the “Grants of Plan-based Awards Table” and the SFAS No. 123R full fair value associated with these stock option grants and the dates of grant are shown in the “Grant Date Fair Value of Stock and Option Awards” column of the same table which follows this report.

2006 Performance-based Restricted Stock Opportunity. In January 2006, the C&BC set a maximum dollar value for each named executive officer’s restricted stock opportunity as set forth in the “Grants of Plan-based Awards Table.” This dollar value represents the maximum dollar value of the shares of restricted stock that our named executive officers could be awarded in 2007 based on attainment of the same company performance goals set forth under the CIP during 2006, as described above.

Based on the level of attainment of these goals, in February 2007, our named executive officers received awards of restricted stock. The actual number of shares of restricted stock granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date and applying a 12.7% discount for the risk of forfeiture. Following grant, the restricted stock is subject to time based vesting as follows: 20% on the first anniversary of grant, 30% on the second anniversary of grant and 50% on the third anniversary of grant.

The restricted stock award earned for 2006 was granted after the conclusion of the fiscal year based on performance and will be reported in our 2008 Proxy Statement as part of 2007 compensation. For each of the named executive officers, the award as a percentage of the maximum opportunity and the number of shares of restricted stock granted were as follows:

	Maximum Opportunity	Award As % of Maximum Opportunity	Number of Restricted Shares Granted
Steven W. Alesio	$1,847,300	100.0%	25,005
Sara Mathew	$861,200	100.0%	11,657
Byron C. Vielehr	$350,000	100.0%	4,737
David J. Lewinter	$278,500	100.0%	3,769
James P. Burke	$350,000	83.4%	3,952

2006 Restricted Stock Grant. On February 24, 2006, the C&BC approved grants of restricted stock to each of our named executive officers. These grants were determined based on each named executive officer’s 2005 performance-based restricted stock opportunity. In 2005, the maximum performance-based restricted stock opportunity for each of the named executive officers was as follows:

	Maximum Opportunity	Award As % of Maximum Opportunity	Number of Restricted Shares Granted
Steven W. Alesio	$2,000,000	100.0%	31,984
Sara Mathew	$822,500	100.0%	13,153
Byron C. Vielehr	$175,000	100.0%	2,798
David J. Lewinter	$278,500	100.0%	4,453
James P. Burke	$250,000	100.0%	3,998

These awards were fully contingent on our 2005 actual performance against the same measures and performance goals that were used by the C&BC in determining payout under the 2005 annual cash incentive plan as described in our 2006 Proxy Statement. These performance goals included: core revenue growth (weighted 40%), EPS and operating income growth (30%), customer satisfaction (20%), and employee satisfaction (10%). The restricted stock awards, earned for 2005 performance, were granted after the conclusion of the fiscal year and upon approval by the C&BC at its February 24, 2006 meeting. Based on 2005 results, Ms. Mathew and Messrs. Alesio, Vielehr, Lewinter and Burke received awards that represented attainment of 100% of their 2005 performance-based restricted stock opportunity, shown as the maximum above. These restricted stock awards are subject to the same vesting schedule as the grants made in 2007 as described above.

The number of shares granted relative to this 2005 performance-based restricted opportunity is shown in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-based Awards Table” and the SFAS No. 123R full fair value associated with these restricted stock grants is also shown in the “Grant Date Fair Value of Stock and Option Awards” column of the same table.

Special 2006 Equity Grants. Retention of key executives is critical to the achievement of our strategic objectives. During our 2006 Investor Day, we announced our business strategy to own commercial credit decisioning globally, to own the space of commercial data integration and to create a large internet-based business leveraging our commercial information capabilities. Messrs. Burke and Vielehr each hold important leadership roles in these areas and we are relying on their unique competencies, skills and experience to drive the successful execution of our business strategy. Mr. Burke leads one of our key capabilities required for ownership of commercial credit decisioning – global product innovation, of which DNBi is the first example. Mr. Vielehr leads the transformation of our technology model ensuring that we create effective and efficient delivery platforms to make it easy for customers to access our data and analytics.

In light of their key roles, on August 1, 2006, our Chairman and CEO recommended and the C&BC approved special restricted stock grants for Messrs. Burke and Vielehr. These grants were effective August 8, 2006, five business days after our second quarter earnings release. The special awards are retention grants designed to retain these two key named executive officers over the next three years with 20% vesting on the first anniversary of the date of grant, 30% on the second, and 50% on the third.

For more information about these grants, refer to the “Summary Compensation Table” and “Grants of Plan-based Awards Table” and the footnotes to these tables.

Employment Agreement with Mr. Alesio

On December 31, 2004, we entered into a new employment agreement with Mr. Alesio in connection with our CEO succession plan. Based on this agreement, Mr. Alesio has served as our Chief Executive Officer since January 1, 2005 and as our Chairman of the Board since May 31, 2005. The terms of this agreement with Mr. Alesio were established and approved by the C&BC, with input from our corporate governance legal advisor and Hewitt Associates, our independent compensation consultant. For a further description of Mr. Alesio’s employment agreement, refer to the “Overview of Employment, Change-in-Control and Severance Arrangements” section of this Proxy Statement.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our Chairman and CEO, CFO and our three other highest paid named executive officers unless certain specific and detailed criteria are satisfied. The C&BC believes that it is generally desirable and in the best interests of D&B to deduct compensation payable to our named executive officers. In this regard, the C&BC considers the anticipated tax treatment to D&B and our named executive officers in its review and establishment of compensation programs and payments. The annual cash incentive program described above is intended to comply with the performance-based exemption available under Section 162(m) in order to enhance the likelihood that these amounts will be fully deductible. However, notwithstanding the C&BC’s efforts, no assurance can be given that compensation will be fully deductible under Section 162(m) and in certain instances the C&BC has determined that it will not necessarily seek to limit compensation to that deductible under Section 162(m).

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

We have reviewed and discussed with management of D&B the Compensation Discussion & Analysis section of this Proxy Statement. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation & Benefits Committee

Michael R. Quinlan, Chairman

John W. Alden

Ronald L. Kuehn, Jr.

Victor A. Pelson

Sandra E. Peterson

Michael J. Winkler

February 22, 2007

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned and paid by D&B and our subsidiaries during or with respect to the fiscal year ended December 31, 2006 to the Chairman and CEO; the CFO; and each of the other three most highly compensated executive officers. All of these individuals are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-equity Incentive Plan Compensation ($)(2)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)(9)		Total ($)
Steven W. Alesio Chairman and Chief Executive Officer (“Principal Executive Officer”)	2006	800,000	1,780,773	2,323,748	1,619,000	1,745,203	31,650		8,300,374

Sara Mathew Chief Financial Officer and President, D&B U.S. (“Principal Financial Officer”) (1)	2006	500,000	878,315	1,241,227	695,313	534,693	35,583		3,885,130

Byron C. Vielehr Senior Vice President, Technology and Chief Information Officer	2006	325,000	332,816	401,452	375,469	122,103	76,192	(10)	1,633,033

David J. Lewinter Senior Vice President, General Counsel, Corporate Secretary and Leader, Global Reengineering	2006	330,000	273,437	360,406	335,002	259,862	24,175		1,582,883

James P. Burke Senior Vice President, Global Solutions and Chief Marketing Officer	2006	360,000	392,250	224,769	240,300	152,946	21,230		1,391,495

(1)	Ms. Mathew became President, D&B U.S., effective October 15, 2006.

(2)	The amounts shown have not been reduced by any deferrals in 2006 the named executive officers may have made under qualified or non-qualified deferred compensation plans offered by D&B.

(3)	Amounts shown represent the dollar amount of compensation cost recognized over the requisite service period (2006) as described in SFAS No. 123R. For more information about our adoption of SFAS No. 123R and information on how we value stock-based awards (including assumptions made in such valuation), refer to our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, Notes to Consolidated Financial Statements, Note 11. Employee Stock Plans. These assumptions may or may not be fulfilled.

(4)	The terms of the restricted stock grants to the named executive officers provide for the payment of dividends at the same rate established from time to time for our common stock. We did not pay any dividends on our common stock in 2006. If a named executive officer is terminated due to retirement, death or disability, any unvested shares become fully vested as of the termination date. If a named executive officer is terminated for cause or resigns without good reason and does not resign due to retirement, death or disability, the named executive officer will forfeit all rights to any interests in the unvested restricted shares. Per Mr. Alesio’s employment agreement and 2005 grant agreement, if his employment terminates without cause or for good reason, any unvested restricted stock from his 2005 grant will become fully vested as of the employment termination date. Per Mr. Alesio’s 2006 grant agreement, any unvested restricted stock would be forfeited in the event of termination without cause or for good reason.

(5)	Amounts shown represent the dollar amount of compensation cost recognized over the requisite service period (i.e., 2006) as described in SFAS No. 123R. For more information about our adoption of SFAS No. 123R and information on how we value stock-based awards (including all assumptions made in such valuation), refer to our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, Notes to Consolidated Financial Statements, Note 11. Employee Stock Plans. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(6)	The amounts shown represent non-equity incentive plan payments received by the named executive officers pursuant to the CIP. These cash awards were earned in the 2006 performance year and paid on February 16, 2007. Expressed as a percentage of their target annual cash incentive opportunity, awards were as follows: Mr. Alesio—155.7%; Ms. Mathew—139.1%; Mr. Vielehr—166.9%; Mr. Lewinter—139.1%; and Mr. Burke—83.4%.

(7)	Amounts represent the aggregate increase in the actuarial value of the named executive officers’ qualified and nonqualified defined-benefit plans accrued during the year. These plans include the D&B Retirement Account Plan, or Retirement Plan, the Pension Benefit Equalization Plan, or PBEP, the Profit Participation Benefit Equalization Plan, or PPBEP and the Supplemental Executive Benefit Plan, or SEBP. In 2006 no executive received above-market or preferential earnings on nonqualified deferred compensation plan benefits.

(8)	The amounts shown represent our aggregate annual contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan, or PPP, and the Profit Participation Benefit Equalization Plan, or PPBEP, which plans are open to substantially all U.S. employees of D&B and certain of our subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified defined contribution plan that provides benefits to participants in the PPP equal to the amount of our contributions that would have been made to the participants’ PPP accounts but for certain federal tax laws.

(9)	We do not offer perquisites or other personal benefits to our named executive officers in excess of those offered to all employees generally.

(10)	Includes $68,861 in connection with Mr. Vielehr’s relocation in accordance with our U.S. domestic relocation program; $2,694 was for the moving of household goods, $48,695 was for fees and closing costs associated with the purchase of a house; and $17,472 was for tax assistance.

In connection with the Summary Compensation Table, the following chart below indicates the proportion of base salary, non-equity incentive plan compensation, and stock and option awards for 2006 for each of the named executive officers separately as a percentage of total compensation (excluded from the amounts and percentages below are the values in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns):

Salary, Non-equity Incentive Plan Compensation, and Stock and

Option Awards as a Percent of Total Compensation

Name	Salary		Non-equity Incentive Plan Compensation		Stock & Option Awards		Total Compensation
	$	%	$	%	$	%	$	%
Steven W. Alesio	800,000	9.6%	1,619,000	19.5%	4,104,520	49.4%	8,300,374	100%
Sara Mathew	500,000	12.9%	695,313	17.9%	2,119,541	54.6%	3,885,130	100%
Byron C. Vielehr	325,000	19.9%	375,469	23.0%	734,269	45.0%	1,633,033	100%
David J. Lewinter	330,000	20.8%	335,002	21.2%	633,844	40.0%	1,582,883	100%
James P. Burke	360,000	25.9%	240,300	17.3%	617,019	44.3%	1,391,495	100%

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2006:

Name	Grant Date(1)	Committee Approval Date(1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying Options (#)(6)	Grant Date Fair Value of Stock and Option Awards(7)	Exercise or Base Price of Option Awards ($/sh)(8)	DNB Closing Price on Grant Date ($/sh)
			Target ($)	Maximum ($)	Target ($)	Maximum ($)
Steven W. Alesio	01/01/06	12/05/05	1,040,000	2,080,000
	02/09/06	01/30/06							75,300	1,509,589	71.275	71.27
	02/24/06	02/23/06					31,984			2,011,473		90.82
		01/30/06			—	1,847,300

Sara Mathew	01/01/06	12/05/05	500,000	1,000,000
	02/09/06	01/30/06							35,100	703,673	71.275	71.27
	02/24/06	02/23/06					13,153			827,192		90.82
		01/30/06			—	861,200

Byron C. Vielehr	01/01/06	12/05/05	225,000	450,000
	02/09/06	01/30/06							14,300	286,682	71.275	71.27
	02/24/06	02/23/06					2,798			175,966		90.82
	08/08/06	08/01/06					16,665	(5)		973,423		66.84
		01/30/06			—	350,000

David J. Lewinter	01/01/06	12/05/05	240,900	481,800
	02/09/06	01/30/06							11,300	226,539	71.275	71.27
	02/24/06	02/23/06					4,453			280,049		90.82
		01/30/06			—	278,500

James P. Burke	01/01/06	12/05/05	288,000	576,000
	02/09/06	01/30/06							14,300	286,682	71.275	71.27
	02/24/06	02/23/06					3,998			251,434		90.82
	08/08/06	08/01/06					16,665	(5)		973,423		66.84
		01/30/06			—	350,000

(1)	The stock option awards granted on February 9, 2006 were approved by the C&BC at its meeting on January 30, 2006. This process is consistent with our practice since 2003 to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year (normally the end of January) and to set the grant date associated with those options as five business days after our annual earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options.

The restricted stock grants awarded on February 24, 2006 were approved by the C&BC at its meeting on February 23, 2006. This process is consistent with our practice since 2005 (our first grant of restricted stock relative to our performance-based restricted stock opportunity) of having annual grants of restricted stock to all participants reviewed and approved by the C&BC at its February meeting and to set the grant date associated with those restricted shares as the next trading day. In this way, management has adequate time to assess the prior year’s performance of the approximately 225 participants in our program. In addition, information about our most recent performance has been made public and that news is reflected in the stock price on the date of grant.

(2)	The amounts shown represent the range of non-equity incentive opportunities for each named executive officer under our 2006 annual cash incentive plan, or CIP. This plan is described in the “Compensation Discussion & Analysis” above.

On February 22, 2006, the C&BC designated the named executive officers as participants in the CIP and established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2006 earnings before taxes for our Chairman and CEO and five-tenths of one percent of our 2006 earnings before taxes for each of our other named executive officers.

In determining whether to award at year-end the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also established four measures or goals of our performance weighted as follows: 40% to revenue growth; 30% to growth in EPS and operating income; 20% to customer satisfaction; and 10% to employee satisfaction. A target level of performance was established for each performance goal, which would result in a full incentive payout being earned if the target for the measure was achieved. Achievement below the target would result in a smaller or no incentive payout for that measure and achievement above the target would yield a larger incentive payout. The potential range of incentive payout for each performance goal was 0% to 200% of target; the amounts shown are the target (100%) and maximum (200%) summed for the four performance goals, and the threshold or minimum level of payment is 0%.

Under our 2006 annual cash incentive plan, payouts to individual named executive officers were subject to a discretionary adjustment based on the named executive officer’s attainment of specific team and individual goals and the demonstration of defined leadership competencies. Such adjustments could positively or negatively impact the final award to the named executive officer for our performance. However, the total incentive payout for the four company performance goals plus any individual discretionary adjustment could not exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula as described above. A detailed description of these non-equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(3)	For 2006, each named executive officer had the opportunity to be awarded a grant of restricted stock after the conclusion of the fiscal year. Such awards were based on performance against the same company goals used by the C&BC in determining payout under the CIP described above in footnote 2 and in our “Compensation Discussion & Analysis” including the discretionary adjustment component for individual performance. The 2006 performance-based restricted stock opportunity was a maximum opportunity expressed in dollars, not a number of shares, as noted in the table above. Relative to the maximum opportunity, the threshold or minimum level of payment is 0% and target is not an applicable parameter under our plan. Awards were determined by the C&BC at its meeting on February 22, 2007; the dollar value and number of shares actually granted for each named executive officer’s award is noted in our “Compensation & Discussion Analysis” above and will be reported as an equity grant in our 2008 Proxy Statement as part of 2007 compensation.

Based on performance, the actual award could be equal to or less than this maximum opportunity, but would never be greater than this maximum opportunity. After the performance period, the dollar amount awarded to the named executive officer was converted into a grant of restricted stock. The actual number of shares of restricted stock granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date and applying a 12.7% discount for the risk of forfeiture. The restricted stock grants vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. A detailed description of these equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(4)	The restricted stock amounts shown with a grant date of February 24, 2006 were granted under our Stock Incentive Plan and were based on achievement against the performance-based maximum restricted stock opportunity established in and for 2005. These shares represent 100% of the 2005 maximum performance-based restricted stock opportunity as explained above in our “Compensation Discussion & Analysis” under “2006 Performance-based Restricted Stock Grant.” The February 24, 2006 restricted stock awards vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant.

If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted shares. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested restricted shares become fully vested as of the termination date. Per Mr. Alesio’s employment agreement and 2005 grant agreement, if his employment terminates without cause or for good reason, any unvested restricted shares from his 2005 grant will become fully vested as of the employment termination date. Per Mr. Alesio’s 2006 grant agreement, which contains different terms and conditions than his 2005 grant agreement, any unvested restricted shares would be forfeited in the event of termination without cause or for good reason.

(5)	Messrs. Burke and Vielehr were awarded special retention restricted stock grants on August 8, 2006 in recognition of their leadership roles in implementing our business strategy. In all other respects, the terms of the restricted shares are the same as the February 24, 2006 awards noted in footnote 4 above.

(6)	On February 9, 2006, the C&BC approved stock option grants to Ms. Mathew and Messrs. Alesio, Burke, Lewinter, and Vielehr under our Stock Incentive Plan. All stock options are non-qualified, become exercisable in four equal installments commencing on the first anniversary of the date of grant, and have an expiration date of ten years from date of grant.

If a named executive officer’s employment terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, any exercisable option may only be exercised during the 30-day period following the date of termination. If a named executive officer’s employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of termination.

(7)	Amounts shown represent the SFAS No.123R full value as of the 2006 date of grant of the restricted shares and stock options, adjusted by an estimate of forfeiture of 81.54% for stock options and 87.22% for restricted stock. As noted above, the grant of restricted stock on February 24, 2006 was for 2005 performance and the stock option grant on February 9, 2006 was part of the named executive officer’s 2006 equity-based compensation. For more information about our adoption of SFAS No. 123R and information on how we value stock-based awards (including all assumptions made in such valuation), refer to our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, Notes to Consolidated Financial Statements, Note 11. Employee Stock Plans.

(8)	In accordance with our Stock Incentive Plan, all stock options have an exercise price equal to the mean of the high and low trading prices of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Steven W. Alesio	1/8/2001	300,000	0	23.9688	1/8/2011
	12/19/2001	128,200	0	36.1600	12/19/2011
	6/19/2002	31,200	15,600	34.6050	6/19/2012
	2/12/2003	32,500	65,000	34.1650	2/12/2013
	2/9/2004	41,775	41,775	53.3000	2/9/2014
	2/25/2005	26,100	78,300	60.5350	2/25/2015
	2/9/2006	0	75,300	71.2750	2/9/2016
	2/25/2005					20,834	(2)
	2/24/2006					31,984	(3)
								4,372,802

Sara Mathew	8/20/2001	75,000	0	31.3550	8/20/2011
	12/19/2001	100,000	0	36.1600	12/19/2011
	2/12/2003	18,833	37,667	34.1650	2/12/2013
	2/9/2004	27,150	27,150	53.3000	2/9/2014
	2/25/2005	10,750	32,250	60.5350	2/25/2015
	2/9/2006	0	35,100	71.2750	2/9/2016
	2/25/2005					14,813	(4)
	2/24/2006					13,153	(3)
								2,315,305

Byron C. Vielehr	8/2/2005	12,075	36,225	63.8700	8/2/2015
	2/9/2006	0	14,300	71.2750	2/9/2016
	2/24/2006					2,798	(3)
	8/8/2006					16,665	(5)
								1,611,342

David J. Lewinter	12/4/2000	14,400	0	23.7188	12/4/2010
	12/19/2001	9,600	0	36.1600	12/19/2011
	6/19/2002	16,666	8,334	34.6050	6/19/2012
	2/12/2003	6,800	13,600	34.1650	2/12/2013
	2/9/2004	7,330	7,330	53.3000	2/9/2014
	2/25/2005	3,625	10,875	60.5350	2/25/2015
	2/9/2006	0	11,300	71.2750	2/9/2016
	2/25/2005					3,998	(6)
	2/24/2006					4,453	(3)
								699,658

James P. Burke	12/19/2001	6,200	0	36.1600	12/19/2011
	2/12/2003	2,600	5,200	34.1650	2/12/2013
	2/9/2004	2,500	2,500	53.3000	2/9/2014
	6/1/2004	250	250	54.4850	5/31/2014
	2/25/2005	3,275	9,825	60.5350	2/25/2015
	2/9/2006	0	14,300	71.2750	2/9/2016
	2/25/2005					1,504	(7)
	2/24/2006					3,998	(3)
	8/8/2006					16,665	(8)
								1,835,206

(1)	Grants of stock options to the named executive officers dated prior to January 1, 2004 become exercisable in three equal annual installments commencing on the third anniversary of the date of grant. If employment terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, an exercisable option may only be exercised during the 30-day period following the date of termination. If employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of such termination of service.

Grants of stock options to the named executive officers granted on or after January 1, 2004 become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If employment terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, an unexercised vested option must be exercised during the 30-day period after the date of such termination. If employment is terminated for death or disability after the first anniversary of the date of grant, the unexercised portion shall immediately vest in full and may thereafter be exercised for 5 years or the expiration date of the option grant, whichever is sooner. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised options may be exercised during the shorter of the remaining term of the options or five years after the date of such termination of service.

In the case of certain predefined events, as described in Mr. Alesio’s employment agreement as a termination from D&B “without cause” or for “good reason,” the vesting of his stock option grants dated 2002, 2003 and 2004 will be accelerated. Specifically, the option grant for 2002 will have a pro rata accelerated vesting schedule based on the period of time from the date of grant to the termination date, i.e., the number of shares in each stock option vesting tranche (20% after 3 years from date of grant, 30% after 4 years, and 50% after 5 years) vest pro rata based on the months of service between the grant and termination dates divided by the months (36 months, 48 months, and 60 months) in each vesting tranche. The resulting pro rata shares vest immediately. The options granted in 2003 and 2004 vest immediately.

(2)	Of the 20,834 remaining restricted shares granted on February 25, 2005, 7,813 vested on the second anniversary of the grant date and 13,021 vest on the third anniversary of the grant date. In the case of certain predefined events, the vesting of Mr. Alesio’s 2005 restricted stock grant may be accelerated. Specifically, unvested restricted shares may become fully vested as of the employment termination date should Mr. Alesio terminate his employment with D&B “without cause” or for “good reason” as defined in his employment agreement.

(3)	With respect to the restricted shares granted on February 24, 2006, 20% vest on the first anniversary of the grant date, 30% vest on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date. If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted shares. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested shares become fully vested as of the termination date.

(4)	Of the 14,813 remaining restricted shares granted on February 25, 2005, 5,555 vest on the second anniversary of the grant date and 9,258 vest on the third anniversary of the grant date. In the event of the named executive officer’s termination, the terms and conditions as noted in footnote 3 above apply.

(5)	With respect to Mr. Vielehr’s special grant of 16,665 restricted shares on August 8, 2006, 20% vest on the first anniversary of the grant date, 30% vest on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date. In the event of the named executive officer’s termination, the terms and conditions as noted in footnote 3 above apply.

(6)	Of the 3,998 remaining restricted shares granted on February 25, 2005, 1,499 vest on the second anniversary of the grant date and 2,499 vest on the third anniversary of the grant date. In the event of the named executive officer’s termination, the terms and conditions as noted in footnote 3 above apply.

(7)	Of the 1,504 remaining restricted shares granted on February 25, 2005, 564 vest on the second anniversary of the grant date and 940 vest on the third anniversary of the grant date. In the event of the named executive officer’s termination, the terms and conditions as noted in footnote 3 above apply.

(8)	With respect to Mr. Burke’s special grant of 16,665 restricted shares on August 8, 2006, 20% vest on the first anniversary of the grant date, 30% vest on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date. In the event of the named executive officer’s termination, the terms and conditions as noted in footnote 3 above apply.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Steven W. Alesio	0	0	20,558	1,465,833
Sara Mathew	0	0	13,873	989,380
Byron C. Vielehr	0	0	0	0
David J. Lewinter	19,540	969,997	2,999	214,093
James P. Burke	0	0	1,315	93,808

PENSION BENEFITS TABLE

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2006:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven W. Alesio	Supplemental Executive Benefit Plan	6.0	$4,428,277	—
	Pension Benefit Equalization Plan	4.9	$345,299	—
	Retirement Account	4.9	$55,712	—

Sara Mathew	Supplemental Executive Benefit Plan	5.4	$1,647,687	—
	Pension Benefit Equalization Plan	4.3	$125,249	—
	Retirement Account	4.3	$47,658	—

Byron C. Vielehr	Supplemental Executive Benefit Plan	1.5	$117,779	—
	Pension Benefit Equalization Plan	0.4	$0	—
	Retirement Account	0.4	$4,324	—

David J. Lewinter	Supplemental Executive Benefit Plan	7.2	$1,075,781	—
	Pension Benefit Equalization Plan	6.2	$70,293	—
	Retirement Account	6.2	$51,733	—

James P. Burke	Supplemental Executive Benefit Plan	5.1	$469,813	—
	Pension Benefit Equalization Plan	4.0	$42,237	—
	Retirement Account	4.0	$29,124	—

Our pension plans for executives are as follows: 1) a tax qualified cash balance pension plan, referred to as the Retirement Plan; 2) a non-qualified excess benefit plan, referred to as the Pension Benefit Equalization Plan, or PBEP; and 3) the Supplemental Executive Benefit Plan, or SEBP. The SEBP is available to each of the named executive officers. With the exception of the SEBP, years of credited service are counted starting one year after date of hire. Under the SEBP, years of credited service are counted as of the date of hire to ensure that the executive can attain a competitive retirement benefit at normal retirement age. The following actuarial assumptions were used in the calculation of the benefits in the Pension Benefits Table. The present value of the accumulated benefit column reflects the value of the accrued pension benefit payable at normal retirement under each plan in which the executive participates as of December 31, 2006. Normal retirement is defined as age 65 in the Retirement Plan and PBEP. The SEBP does not define normal retirement so the values reflect payment at the first age at which unreduced benefits are payable from the plan or age 55. The interest rate as of December 31, 2006 was 5.84% and the mortality is based on the RP2000 Combined Health mortality table. Present values at assumed retirement ages are discounted to each individual’s current age using an interest only discount with no mortality.

Normal forms of payment have been reflected for each plan unless an individual has elected a lump sum in either the PBEP or SEBP. Messrs. Alesio, Lewinter and Vielehr have lump sum elections in effect for both the PBEP and SEBP. The interest rate used to value the lump sum at the assumed retirement age is 4.09% and the mortality assumption used to value the lump sum is the 1983 Group Annuity Mortality table per plan provisions.

Retirement Plan. The Retirement Plan is offered to all of our employees and participation is automatic after the completion of one year of service. Each year we contribute a percentage of a participant’s compensation to the Retirement Plan that increases based on the total of their age plus years of credited service. The contribution percentage ranges from 3%-12.5%. Eligible compensation includes base salary plus any overtime, commissions and cash bonus payments. A participant’s account under the Retirement Plan is also credited with interest each quarter based on the 30-year Treasury rate. A participant is 100% vested in the benefit upon completion of 5 years of service with D&B. The Retirement Plan’s normal retirement age is 65, although participants age 55 or older with at least 10 years of service can elect to retire early. Upon termination of employment, a vested participant can elect to immediately receive 50% of his or her benefit as a lump sum or annuity, with the residual 50% being paid at age 55 or later. In addition, upon retirement, a participant can elect to receive 50% of his or her benefit as a lump sum and the remainder as an annuity or his or her entire benefit as an annuity. The single life annuity option provides the highest monthly dollar amount under the Retirement Plan. A participant can elect other annuity options that provide lower monthly dollar amounts because they are reduced to provide participants with an actuarial equivalent value.

Pension Benefit Equalization Plan. The PBEP is a non-qualified pension plan designed to provide pension benefits that participants would have received under the Retirement Plan except for annual compensation and benefit limitations under the Internal Revenue Code (for 2006, the annual compensation limit was $220,000). We provide this plan to provide a competitive retirement benefit to all employees regardless of limitations imposed by the Internal Revenue Code. All of our employees whose compensation exceeds the annual Internal Revenue Code limit in a plan year are eligible to participate. The benefit provisions in the PBEP are identical to the Retirement Plan provisions.

Supplemental Executive Benefit Plan. The SEBP is a non-qualified unfunded pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits in order to attract, retain and motivate selected executives of D&B. The SEBP is offered to our key management employees designated by our Chief Executive Officer who are responsible for the management, growth or protection of our business. The SEBP provides an annual benefit equal to 4% of a participant’s average final compensation for each of the first 10 years of service and 2% of a participant’s average final compensation for service in excess of 10 years but not to exceed 20 years. The percentage benefit earned under the SEBP is 40% of the participant’s average final compensation for 10 years of service and the maximum percentage benefit earned under the SEBP is 60% of the participant’s average final compensation (for 20 or more years of service). Average final compensation is equal to the participant’s highest consecutive 60 months of compensation out of their last 120 months. A participant is 100% vested in the applicable benefit upon completion of 5 years of service with D&B.

The benefit payment from the SEBP is offset by any pension benefits earned in the Retirement Plan, PBEP or any other pension plan sponsored by D&B or one of its affiliates and the participant’s Social Security retirement benefit. Compensation used in determining the benefit includes base salary, cash bonus payments, commissions, bonus buyouts as a result of job changes and lump sum payments in lieu of merit increases. The normal form of benefit payment under the SEBP is a Straight Life Annuity for single participants and a fully subsidized joint and 50% survivor annuity for married participants. However, participants have the option to elect to receive a portion of their benefit as lump sum payment. The lump sum election is only valid if the participant remains employed by D&B for 12 consecutive calendar months following the date of their election. Lump sums are calculated using a discount rate equal to 85% of the average 15-year U.S. Treasury bond yield as of the close of business on the last business day of each of the three months immediately preceding the date the annuity value is determined and using the 1983 Group Annuity Mortality Table. Benefit payments under the SEBP must commence as soon as a participant retires after age 55. If a participant dies while actively employed, his or her spouse is entitled to receive 50% of the benefit that otherwise would have been payable to the participant at age 55. If a participant dies while receiving benefit payments, the surviving spouse receives a benefit equal to 50% of what the participant was receiving. In the event a participant becomes totally and permanently disabled, he or she will receive annual disability payments equal to 60% of his or her compensation offset by any other disability income the participant is receiving.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2006:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FY ($)
Steven W. Alesio	0	27,720	200,327	528,527	1,529,502
Sara Mathew	302,050	27,723	38,395	28,204	1,052,272
Byron C. Vielehr	0	0	0	0	0
David J. Lewinter	311,857	16,315	24,384	16,598	335,959
James P. Burke	0	14,680	255	14,935	0

The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan, or NQDCP, is designed to provide eligible key employees with an opportunity to defer receipt of current income into the future and/or to accumulate capital on a tax-deferred basis for a planned future event. This voluntary plan allows participants to defer, in 5% increments, up to 100% of their base salary and annual cash bonus payments. Participants may elect to enroll in the NQDCP each calendar year but once their elections are made they are irrevocable for the covered year. Participants can elect to invest their deferrals in the same investment funds that are offered in our 401(k) plan. Participants can elect to transfer their balances among other funds on a daily basis subject to our Insider Trading Policy. The investment earnings they receive are based on the performance of their selected investment funds noted in the following table:

Investment Fund Option	2006 Annual Return
Fidelity Blue Chip Growth	5.5%
Fidelity Diversified International	22.5%
Fidelity Equity Income	19.8%
Fidelity Low Price Stock	17.8%
Special Fixed Income	4.1%
Pimco Total Return	3.7%
BGI Balanced Index	11.3%
BGI Mid and Small Cap Index	15.2%
BGI S&P 500 Index	15.6%
BGI International Equity Index	26.3%
BGI Lifepath Retirement	3.5%
BGI Lifepath 2010*	4.1%
BGI Lifepath 2015*	4.9%
BGI Lifepath 2020*	5.5%
BGI Lifepath 2025*	6.0%
BGI Lifepath 2030*	6.4%
BGI Lifepath 2035*	6.8%
BGI Lifepath 2040*	7.3%
BGI Lifepath 2045*	7.6%
Munder Mid Cap Core Growth	11.8%
D&B Stock Fund	23.4%

*	Investment return listed reflects the performance of the fund since October 1, 2006 which is when the fund was added to the plan.

At the time the participant elects to enroll they must also indicate the timing of the distribution of their deferral. Participants may elect to receive their payments at a specified time period following their deferral (deferral must be for a minimum of 3 years) or upon their termination of employment. Distributions paid for a specified time period deferral are paid in a lump sum. Distributions paid upon termination can be paid in a lump sum, 5 annual installments or 10 annual installments. In addition, lump sum payments are made in the event of a participant’s death or disability and upon a change in control of D&B.

Profit Participation Benefit Equalization Plan. The PPBEP is a non-qualified 401(k) plan designed to provide 401(k) benefits that participants would have received under the Profit Participation Plan except for annual compensation limitations under the Internal Revenue Code. We provide this plan to provide a competitive retirement benefit to all employees regardless of limitations imposed by the Internal Revenue Code. All employees whose compensation exceeds the annual Internal Revenue Code limit in a plan year are eligible to participate. This plan provides participants with the employer matching contributions they would have received if their participation was not restricted due to the limitation. In addition, these contributions are credited with interest computed as a factor equal to  1/2 of the annual return which the participant would have received if the participant’s contribution were invested 80% in the Special Fixed Income Fund and 20% in the S&P 500 Index fund. The contributions plus the interest earned under this plan are paid out in March of the year following when the benefit is earned.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2006:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(1)	4,032,147	(2)	$38.41	3,401,631	(3)

(1)	This table includes information for two equity compensation plans adopted in connection with our separation from Moody’s Corporation. As of December 31, 2006, a total of 411,526 shares of our common stock were issuable upon exercise of outstanding options and other rights under those two plans. The weighted average exercise price of those outstanding options and other rights is $15.08 per share. No additional options or other rights may be granted under these plans.
(2)	Includes options to purchase 3,928,822 shares of our common stock, restricted stock units with respect to 97,289 shares of our common stock and deferred performance shares of 6,036 shares of our common stock. This amount does not include 359,470 outstanding shares of restricted common stock.
(3)	Includes shares available for future purchases under our ESPP. As of December 31, 2006, an aggregate of 823,289 shares of our common stock were available for purchase under the ESPP. Also includes 2,578,342 shares remaining available for grant under our Stock Incentive Plan, or SIP. The issuance of stock options under the SIP will reduce the total number of shares available for issuance on a one-for-one basis and the issuance of other awards under the SIP will reduce the total number of shares available for issuance by 2.6 shares.

OVERVIEW OF EMPLOYMENT, CHANGE-IN-CONTROL

AND SEVERANCE ARRANGEMENTS

Employment Agreement with Steven W. Alesio

In connection with our CEO succession plan, on December 31, 2004 we entered into a new employment agreement with Mr. Alesio. The terms of this agreement were established and approved by the C&BC, with input from our independent compensation consultant and corporate governance legal advisor. Pursuant to this agreement Mr. Alesio has served as our Chief Executive Officer since January 1, 2005 and as our Chairman of the Board since May 31, 2005.

The agreement has a three-year term ending on December 31, 2007 (subject to earlier termination as set forth therein). Mr. Alesio is entitled to a minimum annual base salary of $750,000 that may be increased by the Board of Directors as it deems appropriate. Mr. Alesio is also eligible to earn an annual cash incentive award based on the achievement of such goals and performance measures (including financial and employee satisfaction goals) as may be established by the C&BC from year to year. Mr. Alesio’s target annual cash incentive opportunity is 130% of his base salary and his maximum annual cash incentive award is 200% of his target annual cash incentive opportunity.

Mr. Alesio is also entitled to annual equity-based awards at a level commensurate with his position at the discretion of the C&BC. The agreement also provides that Mr. Alesio is currently, and will remain, fully vested in his accrued benefit under the SEBP.

If we terminate Mr. Alesio’s employment without cause (cause is generally defined as a willful failure to perform his material duties or conviction of a felony) or Mr. Alesio terminates his employment for good reason (generally, an unfavorable change in employment status, a required relocation or a material willful breach of the agreement by D&B), he will be entitled to the following benefits:

•	subject to his execution of a release of claims, a lump sum payment equal to two times the sum of his annual base salary and his target annual cash incentive through the remainder of the term;

•	a lump sum payment equal to a pro rata portion of his target annual cash incentive for the year of the termination;

•	an enhanced benefit under our SEBP (computed based on continued employment and an annual target cash incentive for two years);

•	continued medical and dental coverage for two years; and

•	the immediate vesting of the stock option awards granted to him in 2003 and 2004.

If Mr. Alesio terminates his employment for good reason, he will also be entitled to special pro rata accelerated vesting of the stock option awards granted to him before 2003. All equity awards granted to Mr. Alesio on or after 2005 are treated in accordance with the applicable grant agreement.

If Mr. Alesio dies or becomes disabled (as defined in the agreement), in addition to his base salary through the date of death or disability, Mr. Alesio or his estate will be entitled to a pro rata portion of his target annual cash incentive for the year of the death or disability, and immediate vesting of all stock options granted to him (except that, in the case of disability, options held for less than one year will be forfeited).

If we terminate Mr. Alesio’s employment after December 31, 2007 without cause or Mr. Alesio terminates his employment on or after such date for good reason, he will be entitled to the benefits under our Executive Transition Plan as if he incurred an “eligible termination” other than by reason of unsatisfactory performance. A description of our Executive Transition Plan is included below under “Severance Arrangements.”

Mr. Alesio has agreed to customary restrictive covenants, including a covenant not to compete with D&B during his employment and for one year after separation of his employment. In addition, Mr. Alesio signed a

Detrimental Conduct Agreement that requires him to return a portion of the amounts received pursuant to any equity awards if, during his employment and for two years thereafter, Mr. Alesio engages in “detrimental conduct,” which includes working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B.

Mr. Alesio will also be entitled to certain benefits under a change-in-control agreement he entered into with D&B and his change-in-control agreement was extended to coincide with the term of his employment agreement. If Mr. Alesio becomes entitled to similar payments or benefits under his change-in-control agreement and his employment agreement, he will receive the payments or benefits under the change-in-control agreement only to the extent such payments or benefits exceed those available under his employment agreement.

We are not party to employment agreements with any other named executive officers.

Change-in-Control Agreements

Each of our named executive officers is a party to a change in control agreement that provides for certain benefits upon an actual or constructive termination of employment in connection with an actual or potential change in control of D&B.

If, following an actual or potential change in control, the named executive officer is terminated other than for cause or by reason of death, disability or normal retirement, or the named executive officer terminates his or her employment for good reason (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the named executive officer shall be entitled to receive:

•	a lump-sum payment equal to three times the sum of base salary and the annual target cash incentive then in effect;

•	a cash payment in lieu of outstanding stock options and shares of restricted stock held by the named executive officer;

•	continuation of welfare benefits and certain other benefits for three years;

•	retiree medical and life insurance benefits starting at age 55;

•	outplacement consulting in an amount equal to the lesser of 20% of the sum of the executive’s base salary plus the annual target cash incentive then in effect and $100,000;

•	immediate vesting of accrued benefits under the Supplemental Executive Benefit Plan;

•	a prorated annual target cash incentive for the year in which the change in control occurs and a full target cash incentive for all other cash incentive plans in effect at the time of termination; and

•	payment of any excise taxes due in respect of the foregoing benefits.

Severance Arrangements

Executive Transition Plan. We have adopted an Executive Transition Plan, or ETP, that provides severance benefits for our CEO and other designated executives as determined by the C&BC in its sole discretion. The ETP currently provides for the payment of severance benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory performance (not constituting cause, as defined in the ETP) or a mutually agreed-upon resignation. In the event of an eligible termination, the executive will be entitled to receive 104 weeks of salary continuation, and, unless the executive’s employment is terminated by D&B for unsatisfactory performance not constituting cause, the executive’s target annual cash incentive opportunity (in effect at the time of termination) will be paid each year in equal installments over the period of weeks of salary continuation. The salary continuation is payable at the times the executive’s salary would have been paid if employment had not terminated. In addition, during the two year salary continuation period the executive will receive continued medical, dental and life insurance benefits and will be entitled to outplacement in the manner generally provided to other executive officers. Finally, except in the case of a termination by D&B for unsatisfactory performance not constituting cause, the executive also will receive: 1) a prorated portion of the actual cash incentive for the year of termination that would have been payable to the executive under the applicable annual cash incentive plan had his employment not been terminated; 2) cash payments equal in value to a prorated portion of any “performance-based awards” under our stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and 3) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to the termination of employment.

Our CEO has the authority to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the ETP (other than the CEO) and the C&BC has this discretion to make adjustments with respect to our CEO. Currently, no named executive officer is a participant in the ETP.

Career Transition Plan. Named executive officers who do not participate in the ETP are eligible for severance benefits under our Career Transition Plan, or CTP. Each of our named executive officers other than Mr. Alesio participates in the CTP; Mr. Alesio’s severance benefits are covered by his employment agreement as discussed above.

The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory performance (not constituting cause, as defined in the CTP) or a mutually agreed-upon resignation. The CTP does not apply to terminations of employment in connection with the sale of stock or assets, or an elimination or reduction of operations in connection with an outsourcing or merger (or other combination, spin-off, reorganization or other similar transaction) if an offer of employment at a comparable base salary is made to the employee by the surviving or acquiring entity.

In the event of an eligible termination, a named executive officer will be paid 52 weeks of base salary continuation at the rate in effect at the time of termination (26 weeks if the executive is terminated by D&B for unsatisfactory performance not constituting cause), payable at the times the executive’s salary would have been paid if employment had not terminated. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive:

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a prorated portion of the actual cash incentive for the year of termination that would have been payable to the executive under the annual cash incentive plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination;

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cash payments equal in value to a prorated portion of any “performance-based awards” under our stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and

•	financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The CTP gives our chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP. Any severance benefits paid to a named executive officer above the amounts provided by the CTP require the approval of the C&BC.

Detrimental Conduct Program

We maintain a detrimental conduct program pursuant to which upon receipt of an equity-based award employees, including the named executive officers, are required to sign an agreement that requires employees to return a portion of the amounts received pursuant to such award if, during their employment and for one year thereafter (two years in the case of named executive officers), they engage in “detrimental conduct,” which includes working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B.

Potential Post Employment Compensation Table

The following table summarizes the potential post-employment compensation that is or may become payable to our named executive officers pursuant to the plans and arrangements described above upon an actual or constructive termination of the named executive officer’s employment or a change in control of D&B. The information set forth in the following table is calculated using the assumptions listed below and the triggering events are defined in the applicable plans and agreements. The amounts shown represent summary estimates for the various components based on these assumptions and do not reflect any actual payments to be received by the named executive officers.

Triggering Event & Value ($)	Steven W. Alesio	Sara Mathew	Byron C. Vielehr	David J. Lewinter	James P. Burke
If Voluntary Termination	32,641,288	12,327,032	242,841	2,676,671	1,134,658
% Already Earned	100%	100%	100%	100%	100%

If Termination is Due to Disability	56,220,399	20,985,347	2,709,854	5,928,737	3,983,216
% Already Earned	58%	59%	9%	45%	28%

If Involuntary Termination without Cause or Quit for Good Reason	41,854,020	13,336,451	801,509	3,256,989	1,792,077
% Already Earned	78%	92%	30%	82%	63%

If Involuntary Termination for Cause	28,213,011	10,929,345	405,341	1,766,390	844,846
% Already Earned	100%	100%	60%	100%	100%

If Change in Control Termination Occurs	83,043,694	36,696,078	7,380,482	13,172,438	10,249,252
% Already Earned	39%	34%	3%	20%	11%

The amounts in the above table represent the total value of the potential post-employment compensation and the percentages below each amount in the above table indicate how much of that total value has already been earned by the named executive officer (i.e., the value the named executive officer has already earned and would be entitled to in the event of a voluntary termination). The remainder is the incremental value due to the executive as a result of the specific triggering event. For example, the total value of Mr. Alesio’s potential post-employment compensation in the event of a termination due to disability is $56,220,399; 58% of that total or $32,607,831 has already been earned irrespective of the particular triggering event (e.g., value of vested stock options, entire value of defined contribution plan, and part of the value of defined benefit plans) and the remainder or 42%, $23,612,568, is the value due exclusively to the triggering event.

In calculating the amounts set forth in the above table, we have made the following assumptions:

1.	Date and Stock Price. The stock price assumed for all above triggering events (except change in control) was the 2006 year-end closing price of $82.79 (December 29, 2006). In the instance of a change in control, the stock price utilized was $93.35, which includes a 20% premium over the year-end closing price.

2.	Severance. For all executives, we assumed the following severance payments are payable

•	Involuntary termination without cause:

•	Mr. Alesio: Two times his annual base salary plus target annual cash incentive

•	Other named executive officers: 52 weeks base salary

•	Involuntary termination for cause, such as unsatisfactory performance:

•	Mr. Alesio: No benefit

•	Other named executive officers: 26 weeks base salary

•	Change in control termination:

•	Three times annual base salary plus target annual cash incentive for all of the named executive officers

3.	Target Annual Cash Incentive

•	No benefit is provided for a voluntary termination or involuntary termination for cause.

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In the event of a termination due to disability, no benefit is provided for the named executive officers, other than Mr. Alesio, who will receive one times his target annual cash incentive pro rated for the period served and factored by performance.

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For an involuntary termination without cause, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

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In the event of a termination of employment in connection with a change in control, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served in addition to the severance benefits noted above.

4.	Treatment of Unvested Outstanding Equity

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Unvested stock options and restricted stock are generally forfeited in the event of either a voluntary or involuntary termination. However, unvested equity awards granted to Mr. Alesio prior to 2004 vest on an accelerated basis in the event of an involuntary termination without cause.

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Generally, unvested stock options and restricted stock granted twelve months or more prior to a termination due to disability vest immediately and unvested equity granted within twelve months of termination due to disability are forfeited. However, for Mr. Alesio, all unvested equity awards will immediately vest upon his termination due to disability.

•	In the event of a change in control of D&B, all unvested stock options and restricted stock vest immediately.

5.	Factors Influencing Potential Post-employment Pension Benefit Payments

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Voluntary Termination: A termination date of 12/31/2006 is assumed and all payments, except for a Retirement Plan lump sum payment will begin at age 55. Mr. Vielehr is not vested in his pension benefits, so his pension benefit is zero in every triggering event other than a change in control.

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Termination Due to Disability: Assumption is made that each named executive officer would remain disabled until age 65. The values of the plans are increased to reflect the additional years of benefit accrual up to age 65. The SEBP also has a disability benefit which pays an annuity equal to 60% of their pre-disability income, less any disability plan benefit, for each year up through age 65.

•	Involuntary Termination without Cause or Resignation for Good Reason: Payments under the Retirement Plan, PBEP, and SEBP are the same as under voluntary termination.

•	Involuntary Termination for Cause: Payments under the Retirement Plan and PEBP are the same as under voluntary termination. Under the terms of the SEBP, no benefit is due.

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Change in Control Termination: Retirement Plan benefit amount remains the same as under voluntary termination. PBEP and SEBP benefits are greater since under the change in control provisions, 3 years of service are added to the calculation and a more favorable interest rate is used to calculate the lump sum payment. In addition, all benefits are paid as a lump sum and are made as soon as possible after the change in control versus age 55 in the other triggering events.

6.	Deferred Compensation. All of the triggering events include both the named executive officer’s and D&B’s contributions plus any earnings in the qualified defined contribution plan, (i.e., our PPP).

7.	Excise Tax. The change in control triggering event includes any excise tax and gross-up paid to the Internal Revenue Service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and named executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are referred to as insiders. Insiders are required by SEC regulation to furnish D&B with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to D&B, we believe that during 2006 all Section 16(a) filing requirements applicable to our insiders were complied with, except for the following: Form 4 filings for Mr. Coughlin to report his wife’s purchase of an aggregate of 800 shares of our common stock. These shares are held indirectly by Mr. Coughlin in his wife’s name and he disclaims beneficial ownership of these shares. Also, an amended Form 4 was filed for Sara Mathew to report shares withheld to pay for taxes in connection with the vesting of restricted stock on February 25, 2006.

OTHER MATTERS

We know of no matters, other than those referred to herein, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

INFORMATION CONTAINED IN THIS PROXY STATEMENT

The information under the captions “Report of the Audit Committee” and “Report of the Compensation & Benefits Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other D&B filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference therein.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Shareholder proposals intended to be included in our Proxy Statement for the Annual Meeting of Shareholders in 2008 must be received by our Corporate Secretary no later than November 23, 2007. We will consider written proposals received by that date in accordance with regulations governing the solicitation of proxies.

Under our bylaws, a shareholder proposal for the 2008 Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement must be received by our Corporate Secretary between January 3, 2008 and February 2, 2008.

For a shareholder seeking to nominate a candidate for our Board of Directors, the notice must describe various matters regarding the nominee, including name, age, business address and the nominee’s written consent to being named in the Proxy Statement and to serving as a director if elected. For a shareholder seeking to bring other business before a shareholder meeting, such notice must include a description of the proposed business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and other specified matters. In each case, the notice must also include information regarding the proposing shareholder, including the name and address of such shareholder and class and number of shares owned by such shareholder.

The notice must be given to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Corporate Secretary or may obtain a copy from the Corporate Governance information in the Investors section of our website (www.dnb.com). A copy of our bylaws is also filed as an exhibit to our Form 10 filed on June 27, 2000 and is available at the SEC website (www.sec.gov).

SCHEDULE I

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF TOTAL AND CORE REVENUE AND EFFECT OF FOREIGN

EXCHANGE ON TOTAL AND CORE REVENUE GROWTH RATE

	For the Year Ended December 31,		Growth Rate
	2006	2005
	(Dollars in Millions)
Total and core revenue	$1,531.3	$1,443.6	6%
Less: Effect of foreign exchange			—

Total and core revenue before effect of foreign exchange(1)			6%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2006 for a discussion of our use of core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

SCHEDULE II

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED EARNINGS PER SHARE TO EARNINGS

PER SHARE BEFORE NON-CORE (GAINS) AND CHARGES

	For the Year Ended December 31,
	2006	2005
	(Dollars per share)
Diluted EPS	$3.70	$3.19
Impact of non-core (gains) and charges:
Restructuring costs related to our Financial Flexibility Programs	0.26	0.32
Gain on sale of an investment in a South African Company	—	(0.03)
Lower costs related to the sale of operations in Iberia (Spain and Portugal)	—	(0.01)
Final resolution of all disputes on the sale of our French Business	—	0.04
Charge/Increase in tax legacy reserve for “Royalty Expense Deductions 1993 – 1997”	0.01	0.09
Tax charge related to our repatriation of foreign cash	—	0.13
Tax legacy refund for “Utilization of Capital Losses 1989 – 1990”	—	(0.01)
Tax benefits recognized upon the liquidation of dormant international corporations	—	(0.23)

Diluted EPS—Before non-core (gains) and charges(1)	$3.97	$3.49

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2006 for a discussion of our use of EPS before non-core (gains) and charges and why management believes this measure provides useful information to investors.

SCHEDULE III

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME

BEFORE NON-CORE (GAINS) AND CHARGES

	For the Year Ended December 31,
	2006	2005
	(Dollars in Millions)
Operating Income	$402.4	$364.0
Impact of non-core (gains) and charges:
Restructuring costs related to our Financial Flexibility Programs	$25.5	$30.7
Final resolution of all disputes on the sale of our French Business	—	$0.4

Operating Income Before non-core (gains) and charges(1)	$427.9	$395.1

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2006 for a discussion of our use of operating income before non-core (gains) and charges and why management believes this measure provides useful information to investors.

Exhibit A

2000 DUN & BRADSTREET CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

(as amended [May 2, 2007])

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company in attracting, retaining and compensating non-employee directors and to enable them to increase their ownership of Shares. The Plan will be beneficial to the Company and its stockholders since it will allow non-employee directors of the Board to have a greater personal financial stake in the Company through the ownership of Shares, in addition to underscoring their common interest with stockholders in increasing the value of the Shares on a long-term basis.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Award: An Option or Other Stock-Based Award granted pursuant to the Plan.

(c) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d) Board: The Board of Directors of the Company.

(e) Change in Control: The occurrence of any of the following events:

(i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities.

(ii) during any period of twenty-four months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section, a Director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or a Director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof.

(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

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(iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(f) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) Company: The Dun & Bradstreet Corporation.

(h) D&B: The Dun & Bradstreet Corporation, a Delaware corporation.

(i) Disability: Inability to continue to serve as a non-employee director of the Board due to a medically determinable physical or mental impairment which constitutes a permanent and total disability, as determined by the Board (excluding any member thereof whose own Disability is at issue in a given case) based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Board, in its sole discretion, may require.

(j) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 14 of the Plan.

(k) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Board in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(l) Option: A stock option granted pursuant to Section 6 of the Plan.

(m) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(n) Other Stock-Based Awards: Awards granted pursuant to Section 7 of the Plan.

(o) Participant: Any director of the Company who is not an employee of the Company or any Subsidiary of the Company as of the date that an Award is granted.

(p) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(q) Plan: The 2000 Dun & Bradstreet Corporation Non-employee Directors’ Stock Incentive Plan.

(r) Retirement: Except as otherwise provided in an Award agreement, termination of service with the Company or an Affiliate after such Participant has attained age 70, regardless of the length of such Participant’s service; or, with the prior written consent of the Board (excluding any member thereof whose own Retirement is at issue in a given case), termination of service at an earlier age after the Participant has completed six or more years of service with the Company.

(s) Shares: Shares of common stock, par value $0.01 per share, of the Company.

(t) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

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3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 400,000 in addition to any shares remaining from the original authorization of 300,000 approved by shareholders as of the 2001 Annual Meeting. Against the shares remaining in the Plan, awards granted under the Plan (excluding other stock-based awards granted pursuant to Section 7 of the Plan) count as 1 issued share; whereas, other stock-based awards granted pursuant to Section 7 of the amended Plan (approved as of the 2005 Annual Meeting) count as 2.6 issued shares. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Awards shall reduce the total number of Shares available under the Plan. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.	Administration

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

5.	Eligibility

All Participants shall be eligible to participate under this Plan.

6.	Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options for federal income tax purposes, as evidenced by the related Option agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Board shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Board, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Board, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Board, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(d) Exercise of Options. Except as otherwise provided in the Plan or in a related Option agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and

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satisfying such other requirements as may be imposed by the Board, (iii) partly in cash and partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the occurrence of the exercise date (determined as set forth above) and, if applicable, the satisfaction of any other conditions imposed by the Board pursuant to the Plan. Unless the vesting of an Option is otherwise accelerated pursuant to Section 7(e), 7(f) or 7(g), the unvested portion of the Option will terminate upon the Participant’s termination of employment for any reason.

(e) Exercisability Upon Termination of Service by Death. If a Participant’s service with the Company and its Subsidiaries terminates by reason of death after the first anniversary of the date on which an Option is granted, the unexercised portion of such Option shall immediately vest in full and may thereafter be exercised during the shorter of the remaining term of the Option or five years after the date of death.

(f) Exercisability Upon Termination of Service by Disability or Retirement. If a Participant’s service with the Company and its Subsidiaries terminates by reason of Disability or Retirement after the first anniversary of the date on which an Option is granted, the unexercised vested portion of such Option may thereafter be exercised during the shorter of the remaining term of the Option or five years after the date of such termination of service; provided, however, that if a Participant dies within a period of five years after such termination of service, the unexercised portion of the Option shall immediately vest in full and may thereafter be exercised, during the shorter of the remaining term of the Option or the period that is the longer of five years after the Date of such termination of service or one year after the date of death.

(g) Effect of Other Termination of Service. If a Participant’s service with the Company and its Subsidiaries terminates by reason of Disability or Retirement prior to the first anniversary of the date on which an Option is granted (as described above), then, a pro rata portion of such Option shall immediately vest in full and may be exercised thereafter, during the shorter of (A) the remaining term of such Option or (B) five years after the date of such termination of service, for a prorated number of Shares (rounded down to the nearest whole number of Shares), equal to (i) the number of Shares subject to such Option multiplied by (ii) a fraction the numerator of which is the number of days the Participant served on the Board subsequent to the date on which such Option was granted and the denominator of which is 365. The portion of such Option which is not exercisable shall terminate as of the date of Disability or Retirement. If a Participant’s service with the Company and its Subsidiaries terminates for any reason other than death, Disability or Retirement, the unexercised vested portion of such Option shall terminate thirty days following such termination of service.

(h) Nontransferability of Stock Options. Except as otherwise provided in this Section 6(h), an Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and during the lifetime of a Participant an Option shall be exercisable only by the Participant. An Option exercisable after the death of a Participant or a transferee pursuant to the following sentence may be exercised by the legatees, personal representatives or distributees of the Participant or such transferee. The Board may, in its discretion, authorize all or a portion of the Options previously granted or to be granted to a Participant to be on terms which permit irrevocable transfer for no consideration by such Participant to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, trusts for the exclusive benefit of these persons, and any other entity owned solely by these persons (“Eligible Transferees”), provided that (x) the Option agreement pursuant to which such Options are granted must be approved by the Board, and must expressly provide for transferability in a manner consistent with this Section and (y) subsequent transfers of transferred Options shall be prohibited except those in accordance with the first sentence of this Section 6(h). The Board may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 or any comparable Form from time to time in effect. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6(e), 6(f) and 6(g) hereof shall continue to be applied with

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respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 6(e), 6(f) and 6(g). The Board may delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of Options eligible to transfer options, as well as to make other determinations with respect to option transfers.

7.	Other Stock-Based Awards

The Board, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Board shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Board shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).

8.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b) Change in Control. Upon the occurrence of a Change in Control, (A) (i) all restrictions on Shares of restricted stock shall lapse and (ii) all Options shall vest and become exercisable and (B) the Board may, but shall not be obligated to, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award which, in the case of Options, shall equal the excess, if any, of the Fair Market Value of the Shares subject to such Options over the aggregate Option Price of such Options.

9.	No Right to Awards.

No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

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11.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 8 of the Plan), (1) increase the total number of Shares reserved for the purposes of the Plan, (2) result in any Option being repriced either by lowering the Option Price of any outstanding Option or by canceling an outstanding Option and granting a replacement Option with a lower Option Price, or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

12.	Nontransferability of Awards

Except as provided in Section 6(h) of the Plan, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Board, in its sole discretion, shall have the authority to waive this Section 12 (or any part thereof) to the extent that this Section 12 (or any part thereof) is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

13.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

14.	Effectiveness of the Plan

If the amended Plan is approved by shareholders at the 2007 Annual Meeting, it will be effective, as amended, immediately. If the amended Plan is not approved by shareholders, the DSIP will continue in accordance with its original terms.

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ADMISSION TICKET

THE DUN & BRADSTREET CORPORATION

Annual Meeting of Shareholders

May 2, 2007

8:00 a.m.

The Hilton Short Hills

41 John F. Kennedy Parkway

Short Hills, New Jersey

THE DUN & BRADSTREET CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders to be held May 2, 2007

The undersigned hereby appoints Steven W. Alesio, Anastasios G. Konidaris and Jeffrey S. Hurwitz, or any of them, proxies with full power of substitution to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2007, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation 401(k) Plan and Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of The Dun & Bradstreet Corporation held by the Trustee under such Plans, as described in the Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the nominees listed and FOR the proposals.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes /Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE

C/O COMPUTERSHARE 250 ROYALL STREET CANTON, MA 02021

The Dun & Bradstreet Corporation

VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE!

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE

SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by D&B in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903 (U.S. and Canadian Shareholders)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to D&B, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please do not return the proxy card if you are voting over the Internet or by telephone.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	DANDB1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR its nominees and FOR Proposals 2 and 3.

Vote on Directors

1.	Election of three Class I Directors. Nominees:	FOR ALL	WITHHELD ALL	FOR ALL EXCEPT

	(1) John W. Alden	☐	☐	☐
	(2) Christopher J. Coughlin	☐	☐	☐
	(3) Victor A. Pelson	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except”

and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

2.	Ratify appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Approve an amendment to the Non-employee Directors’ Stock Incentive Plan.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date